Exhibit 10.10
EXECUTION VERSION
OFFICE SPACE LEASE
For
Millennium III
by and between
WASHINGTON STREET ASSOCIATES II, L.P.
(as Landlord)
and
NUPATHE, INC.
(as Tenant)
Date: January 10, 2008

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TABLE OF CONTENTS
(continued)

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THIS OFFICE SPACE LEASE (the “Lease”) is made this 10th day of January, 2008 (the “Effective Date”) between Washington Street Associates II, L.P., a Pennsylvania limited partnership (herein referred to as “Landlord”) whose address is 2701 Renaissance Boulevard, 4th Floor, King of Prussia, PA 19406 and NuPathe, Inc., a Delaware corporation (herein referred to as “Tenant”) whose address is 375 E. Elm Street, Suite 110 Conshohocken, PA 19428.
PREAMBLE
BASIC LEASE PROVISIONS AND DEFINITIONS
          In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have only the meanings set forth in this Section, unless such meanings are expressly modified, limited or expanded elsewhere in this Lease.
A. ADDITIONAL RENT shall mean all sums in addition to Fixed Basic Rent payable by Tenant to Landlord or to third parties pursuant to the provisions of the Lease.
B. BROKER(S) shall mean Studley, Inc. and Binswanger.
C. BUILDING shall mean the building known as Millennium III and located on the Property containing approximately 70,811 rentable square feet of space as set forth on Exhibit A to this Lease.
D. BUILDING HOLIDAYS shall be those holidays listed on Exhibit D to this Lease.
E. COMMENCEMENT DATE shall have the meaning ascribed to such term in Section 4 of this Lease.
F. EXHIBITS shall be the following, attached to this Lease and incorporated in this Lease and made a part of this Lease:

Exhibit A	Premises/Building Measurement
Exhibit B	Legal Description of Property
Exhibit B-1	List of Office Furniture
Exhibit C	Work Letter
Exhibit D	Building Holidays
Exhibit E	Janitorial Specifications
Exhibit F	Rules and Regulations
Exhibit G	Estoppel Certificate
Exhibit H	Confirmation of Lease Term
G. FIXED BASIC RENT shall be calculated and payable as follows:

			Rate Per
	Rentable		Rentable	Yearly		Monthly
Months of Term	Sq. Ft.		Sq. Foot	Rate		Installment
1-7*	11,075	*	$29.50	$193,874.04	*	$16,156.17	*
8-12	11,075		$29.50	$326,712.50		$27,226.04
13-24	11,075		$30.00	$332,250.00		$27,687.50
25-36	11,075		$30.50	$337,787.50		$28,148.96
37-48	11,075		$31.00	$343,325.00		$28,610.42
49-60	11,075		$31.50	$348,862.50		$29,071.88

*	During months 1-7 of the Term, provided Tenant is not in default under this Lease beyond any applicable notice and cure period, Fixed Basic Rent shall be abated on 4,503 rentable square feet of the Premises; and therefore, during such period, Tenant shall only be required to pay Fixed Basic Rent on 6,572 rentable square feet of the Premises.
H. IMPROVEMENT REBATE AMOUNT shall mean $166,125.00 (calculated at the rate of Fifteen and 00/100 Dollars ($15.00) per rentable square foot of the Premises).
I. OPERATING EXPENSE STOP shall mean Five and 75/100 Dollars ($5.75) per rentable square foot of the Premises.
J. PERMITTED USE shall be general office use and use typical of a specialty pharmaceutical company, including the storage of clinical supplies, and for no other purpose, subject to all applicable laws and all rules and regulations of the Building and insurers of the Building.
K. PREMISES shall be approximately Eleven thousand seventy-five (11,075) rentable square feet on the second level of the Building as set forth on Exhibit A to this Lease.
L. PROPERTY shall mean the Building and the lot, tract or parcel of land on which the Building is situated and all improvements thereto as more particularly described on Exhibit B to this Lease.
M. SECURITY DEPOSIT shall be the sum of $54,452.08 which shall be held in accordance with Section 40 of the Lease.
N. TARGET DATE shall be March 1, 2008.
O. TENANT’S OPERATING EXPENSES SHARE shall mean 15.64 percent (calculated by dividing the 11,075 rentable square feet of the Premises by the 70,811 rentable square feet of the Building), subject to Landlord’s confirmation and adjustment of the rentable square feet contained within the Premises.
P. TERM shall mean the period of time commencing on the Commencement Date and ending on the date which is Five (5) years following the Commencement Date, plus the number of days remaining in the calendar month in which such date occurs unless otherwise terminated or extended pursuant to the terms of this Lease.

Q. UNCONTROLLABLE COSTS shall mean the following costs which Landlord is unable to control: Real Estate Taxes (as defined below), insurance, snow plowing, shoveling and ice removal, utility charges for Common Facilities and increased wages directly resulting from legally mandated minimum wage increases.
          For and in consideration of the covenants contained in this Lease, and upon the terms and conditions set forth in this Lease, Landlord and Tenant, intending to be legally bound, agree as follows:
1. Definitions. The definitions set forth in the preceding Preamble shall apply to the same capitalized terms appearing in this Lease. Additional definitions are contained in Section 44 and throughout this Lease.
2. Premises. Landlord hereby demises and leases the Premises to Tenant and Tenant hereby leases and takes the Premises from Landlord for the Term and upon the terms, covenants, conditions, and provisions set forth in this Lease, including the Preamble (this “Lease”). Notwithstanding anything to the contrary contained in this Lease, if Landlord elects to re-measure the Premises in order to confirm the number of rentable square feet in the Premises, in no event shall Fixed Basic Rent, Additional Rent, Tenant’s Operating Expense Share or any other amount payable by Tenant under the terms of this Lease increase as a result of such re-measurement. The Tenant’s interest in the Premises as tenant shall include the right, in common with Landlord and other occupants of the Building, to use driveways, sidewalks, loading and parking areas, lobbies, hallways and other facilities which are located within the Property and which are designated by Landlord from time to time for the use of all of the tenants of the Building (the “Common Facilities”). Tenant’s interest in the Premises shall include, at no cost to Tenant, the right to use up to three and a half (3.5) unreserved parking spaces for every one thousand (1,000) rentable square feet within the Premises. Tenant shall have access to the Premises and the Building twenty-four (24) hours per day, seven (7) days per week and 365 days per year. At least one (1) passenger elevator shall be in service in the Building at all times. Landlord represents and warrants that it is the owner of the office furniture described on Exhibit B-1 attached hereto and that such office furniture is free of all liens. On the Commencement Date, Landlord shall execute and deliver a special warranty bill of sale conveying Landlord’s right, title and interest in the office furniture described on Exhibit B-1 attached hereto to Tenant at no cost to Tenant. Landlord shall leave all currently existing wiring and telephones located in the Premises in place (i.e., the voice and data wiring shall not be cut) for Tenant’s use during the Term; provided, however, Landlord makes no representations or warranties with respect to such wiring and telephones and Tenant shall accept same in the condition in which the previous tenant of the Premises left such wiring and telephones.
3. Completion of Premises; Improvement Rebate. Landlord shall turnkey the Premises in accordance with the Work Letter attached hereto as Exhibit C (the “Work Letter”) and Test Fit Plan TF-2 dated November 6, 2007 and Pricing Notes TF-2/D-2 dated November 6, 2007 which are attached as Schedules to the Work Letter. Landlord’s turnkey construction of the Premises shall include Alternate #3 noted in Pricing Notes TF-2/D-2 dated November 6, 2007 and all carpets in the Premises shall be steam cleaned at Landlord’s sole cost and expense following the completion of such work and prior to the Commencement Date. If the Premises are not Substantially Completed (as defined in the Work Letter) and delivered to the Tenant on or before the Target Date for any reason, whether or not within Landlord’s control, Landlord shall not be subject to any liability to Tenant and no such failure to deliver the Premises by the Target Date or any other date shall in any respect affect the validity or continuance of this Lease of any obligation of Tenant hereunder or extend the Term. Notwithstanding the foregoing and except to the extent caused by Tenant Delay (as defined in the Work Letter), if the Premises have not been delivered Substantially Completed on or prior to that date which is thirty (30) days after the Target Date, then Tenant’s obligation to pay Fixed Basic Rent and Additional Rent shall be postponed one (I) day for each day of delay after that date which is thirty (30) days after the Target Date until the Premises have been delivered to Tenant Substantially Completed. Further, if the Premises have not been delivered Substantially Completed on or prior to that date which is thirty (30) days after the Target Date, then Tenant shall have the ongoing right to terminate this Lease upon five (5) days prior written notice to Landlord (“Tenant’s Termination Right”) and following such termination, neither party shall have any further obligations or liabilities under this Lease except for those expressly intended to survive the termination of this Lease. Tenant’s Termination Right shall automatically expire on the date that the Premises are delivered to Tenant Substantially Completed. In recognition of Tenant’s election to re-use most of the existing offices in the Premises, Landlord shall pay the Improvement Rebate Amount to Tenant on or prior to that date which is thirty (30) days after the Commencement Date. If Landlord shall fail to pay the Improvement Rebate Amount to Tenant on or prior to that date which is thirty (30) days after the Commencement Date, Tenant shall have the right to provide Landlord with written notice of such failure and if Landlord shall fail to pay the Improvement Rebate Amount within ten (10) days after such notice, Tenant may deduct the Improvement Rebate Amount from all payments of Fixed Basic Rent and Additional Rent coming due, until such time as Tenant is fully compensated for the Improvement Rebate Amount.
4. Commencement Date. The Term shall commence on the date (the “Commencement Date”) which is two (2) business days after the first to occur of (a) the date the Premises are Substantially Completed or (b) the date on which the Premises are actually occupied by Tenant with the Landlord’s permission for the conduct of Tenant’s day to day business (and not for the purposes of Tenant’s fit-out work). Notwithstanding the foregoing, in the event the Premises are not Substantially Completed on or before the Target Date directly due to a Tenant Delay (as defined in the Work Letter), then upon the Commencement Date Tenant shall pay to Landlord the sum of 1/365 of the Fixed Basic Rent and Additional Rent during the first full year of the Term (after any period of free Rent) multiplied by the aggregate number of days Substantial Completion was delayed directly due to a Tenant Delay. Upon Landlord’s request, Tenant shall execute the Confirmation of Lease Term in substantially the same form as is attached hereto as Exhibit H.
5. Use of Premises. Tenant shall occupy the Premises throughout the Term and shall use the same for, and only for, the Permitted Use specified in the Preamble. Tenant shall not interfere with the quiet enjoyment of the Building by the other tenants of the Building or those having business with them. Tenant shall keep all mechanical apparatus in the Premises free of vibration and noise which may be transmitted beyond the limits of the Premises. Tenant shall not overload any floor or part thereof in the Premises or the Building, including any public corridors or elevators therein, bringing in, placing, storing, installing or removing any large or heavy articles, and Landlord may prohibit, or may direct and control the location and size of, safes and all other heavy articles, and may require, at Tenant’s sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight.
6. Fixed Basic Rent. Commencing on the Commencement Date, Tenant shall pay, throughout the Term, the annual Fixed Basic Rent in the amount specified in the Preamble, without notice or demand and without setoff, deduction, counterclaim or reductions, (except as may otherwise be expressly permitted pursuant to the terms of this Lease), in equal monthly installments equal to one-twelfth (1/12) of the annual Fixed Basic Rent (specified as Monthly Installments in the Preamble), in advance, on the first day of each calendar month during the Term. If the Commencement Date falls on a day other than the first day of a calendar month, the Fixed Basic Rent shall be due and payable for such month, apportioned on a per diem basis for the period between the Commencement Date and the first day of the next first full calendar month in the Term and such apportioned sum shall be paid on the Commencement Date. At Tenant’s request, Landlord shall deliver wiring instructions to Tenant providing Tenant the ability and option to pay Rent via electronic wire transfer of immediately available federal funds. If Tenant elects to pay Rent via electronic wire transfer, Landlord, upon request by Tenant shall confirm its receipt of any such electronic wire transfer.
7. Real Estate Taxes and Operating Expenses Defined The following terms shall be defined as hereinafter provided: “Real Estate Taxes” shall mean all taxes, liens, charges, imposts and assessments of every kind and nature, ordinary or extraordinary, foreseen or unforeseen, general or special, levied, assessed or imposed by any governmental authority with respect to the Property during the Term, as well as all fees or assessments payable during the Term on account of the Property being located in any special services district. Notwithstanding the foregoing:
               (1) if at any time during the Term the present system of ad valorem taxation of real property shall be changed or supplemented so that in lieu of or in addition to the ad valorem tax on real property there shall be assessed on Landlord or the Property any tax of any nature which is imposed in whole or in part, in substitution for, or in lieu of, any tax which would otherwise constitute a Real Estate Tax, such tax shall be included within the term “Real Estate Taxes,” but only to the extent that the same would be payable if the Property were the only property of Landlord. If the applicable taxing authority determines that such tax is in substitution for or in lieu of any tax which would otherwise constitute a Real Estate Tax, such tax may include, but shall not be limited to, a capital levy or other tax on the gross rents or gross receipts with respect to the Property, or a federal, state, county, municipal or other local income, franchise, profit, excise or similar tax, assessment, levy or charge measured by or based, in whole or in part, upon any such gross rents or gross receipts;
               (2) Real Estate Taxes shall also encompass all of Landlord’s actual expenses, including outside attorney’s fees and expenses, (including, without limitation, those of Macartney, Mitchell & Campbell, LLC) incurred by Landlord in any effort to minimize Real Estate Taxes whether by contesting proposed increases in assessments, applying for the benefit of any tax abatement program available for the Property, appealing the denial of any such tax abatement, or contesting any challenge to the validity of any tax abatement program or its applicability to the Property or by any other means or procedures appropriate in the circumstances; provided, however, that under no circumstances shall Landlord have any obligation to undertake any contest, appeal or other procedure to minimize Real Estate Taxes or to obtain or maintain the benefits of any tax abatement program for the Property; and
               (3) except as otherwise provided in Subsection 7(a)(i)(1) above, there shall be excluded from Real Estate Taxes all net income, excess profit, excise, franchise, estate, succession and inheritance taxes, penalties due to Landlord’s lateness or failure to pay taxes when due and transfer taxes imposed on Landlord.
          (ii) “Operating Expenses” shall mean
               (1) The following expenses paid by Landlord in connection with the operation, repair, maintenance, protection and management of the Property:
                    (a) Wages, salaries and other compensation (including applicable payroll taxes, contributions to any social security, unemployment insurance, welfare and other similar payments required by applicable law) made to or on behalf of any and all employees of Landlord to the extent such employees perform services rendered in connection with the operation, repair, maintenance, protection and management of the Property, including, without limitation: window cleaners; porters; janitors; maids; miscellaneous handymen; watchmen; persons engaged in patrolling and protecting the Property; carpenters; engineers; mechanics; electricians; plumbers; landscapers; insurance risk managers; building superintendent and assistants; and clerical and administrative personnel. Landlord may contract for any of the foregoing to be performed by independent contractors, in which event all sums paid to such independent contractors shall be included within Operating Expenses pursuant to Subsection 7(a)(ii)(1)(p) below.
                    (b) Condominium fees allocated to the Building as a unit in Millennium Condominium and payable to the Millennium Condominium Association, except to the extent included in any other subsection of this Section 7(a)(ii) or excluded therefrom in Subsection 7(ii)(4) below.
                    (c) Cleaning costs for the Property, including the facade, windows and sidewalks, all costs for snow and rubbish removal and the costs of all labor, supplies, equipment and materials incidental to such cleaning.
                    (d) Premiums incurred by Landlord with respect to all insurance relating to the Property and the operation and maintenance thereof, including without limitation: all risk of physical damage or fire and extended coverage insurance; public liability insurance; elevator insurance; workmen’s compensation insurance; boiler and machinery insurance; sprinkler leakage insurance and rent insurance.
                    (e) Costs incurred for operation, service, maintenance, inspection, repairs and alterations of the Property, including the heating, air-conditioning, ventilating, plumbing, outdoor underground heating coils, electrical and elevator systems of the Building and the costs of labor, materials, supplies and equipment used in connection with all of the aforesaid items.

                    (f) Sales and excise taxes and the like upon any of the expenses enumerated herein.
                    (g) Management fees of the managing agent for the Building, if any. In no event shall such management fees exceed five percent (5%) of Fixed Basic Rent for all tenants in the Building.
                    (h) The cost of tools, equipment and supplies and any replacement thereof reasonably necessary for maintenance, repair, protection, management and operation of the Property, to the extent such tools, equipment and supplies are non-capital in nature.
                    (i) The cost of repainting or otherwise redecorating any part of the Building other than premises demised to tenants in the Building, and the cost of displays or decorations for the lobby, balconies and other public portions of the Property.
                    (j) The cost of telephone, facsimile and courier services, postage and delivery and overnight delivery charges, office supplies, maintenance and repair of office equipment, except to the extent such costs are attributable to the acts or omissions of any other tenant of the Building.
                    (k) The cost of licenses, permits and approvals related to the Common Facilities.
                    (l) Auditing and accounting fees including accounting fees incurred in connection with the preparation and certification of the Operating Expense Statements.
                    (m) All costs incurred by Landlord after the Commencement Date to comply with governmental requirements, whether federal, state or municipal; and all repairs, replacements and improvements which are necessary and appropriate for the continued operation of the Building as a first class building, including capital expenditures, except to the extent such costs are incurred or attributable to another tenant’s use of the Property.
                    (n) All costs and expenses associated with the acquisition and installation of any energy or cost saving devices, to the extent of any savings generated.
                    (o) Real Estate Taxes, as defined above.
                    (p) Cost of independent contractors performing services solely related to the Property, including cleaning, janitorial, window-washing, rubbish removal, security, landscaping, snow and ice removal services, electrical, painting, plumbing, elevator, heating, ventilation and air conditioning maintenance and repair.
                    (q) Legal fees with respect to the Property other than those incurred in the negotiation or enforcement of tenant leases.

                    (r) Capital expenditures necessitated by casualties to the extent same are not covered by insurance.
                    (s) Any and all other expenditures of Landlord, including all repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first class office building (including capital expenditures), which are properly expensed in accordance with generally applied accounting principles consistently applied with respect to the operation, repair, maintenance, protection and management of first-class office buildings in the locality of the Building.
                    (t) If Landlord shall purchase any item of capital equipment or make any capital expenditure as described in Subsections 7(a)(ii)(1)(m), 7(a)(ii)(1)(n), 7(a)(ii)(1)(r) or 7(a)(ii)(1)(s) above (jointly the “Capital Expenditures”) then the costs for same shall be amortized on a straight line basis beginning in the year of installation and continuing for the useful life thereof, but not more than ten (10) years. The amount of amortization for such costs shall be included in Operating Expenses for each Operating Year to which the amortization relates. Tenant agrees that the determination by Landlord’s accountants of the useful life of the subject of such Capital Expenditures shall be binding on Tenant. If Landlord shall lease such items of capital equipment, then the lease shall be included in Operating Expenses for each Operating Year in which they are incurred.
               (2) Operating Expenses shall be “net” and, for that purpose, shall be reduced by the amounts of any reimbursement or credit received by Landlord with respect to an item of cost that is included within Operating Expenses (other than reimbursements to Landlord by tenants of the Building pursuant either to operating expense provisions of any lease or separate contractual arrangements).
               (3) In determining Operating Expenses for any Operating Year during which less than ninety-five percent (95%) of the rentable area of the Building shall have been occupied by tenants for more than thirty (30) days during such year, the actual Operating Expenses for such year that vary with occupancy and use shall be increased to the amount which normally would have been incurred for such Operating Year had such occupancy of the Building been ninety-five percent (95%) throughout such Operating Year, as reasonably determined by Landlord. Notwithstanding the foregoing, in no event shall Landlord receive more than one hundred percent (100%) of the Building’s actual Operating Expenses or Real Estate Taxes as a result of the operation of this Subsection 7(a)(ii)(3) or otherwise.
               (4) Notwithstanding the provisions of Section 7(a)(ii)(1), “Operating Expenses” shall not include expenditures for any of the following:
                    (a) Any capital addition made to the Building, including the cost to prepare space for occupancy by a new tenant, except as set forth in Subsections 7(a)(ii)(1)(m), 7(a)(ii)(1)(n), 7(a)(ii)(1)(r) or 7(a)(ii)(1)(s) above.
                    (b) Repairs or other work occasioned by fire, windstorm or other insured casualty or hazard, to the extent that Landlord shall receive proceeds of such insurance.

                    (c) Leasing commissions and advertising expenses incurred in leasing or procuring new tenants.
                    (d) Repairs or rebuilding necessitated by condemnation to the extent that Landlord has received condemnation proceeds for such repairs or rebuilding.
                    (e) Depreciation and amortization of the Building, other than as permitted pursuant to Subsection 7(a)(ii)(1)(t).
                    (f) The salaries and benefits of executive officers of Landlord, if any.
                    (g) Debt service payments on any indebtedness applicable to the Property, including any mortgage debt.
                    (h) General corporate overhead and general administrative expenses.
                    (i) Payments by Landlord to affiliates of Landlord to the extent the same exceed the expenses which would be paid to unaffiliated third parties on an arm’s length, competitive basis.
                    (j) Expenses caused by Landlord’s default under this Lease or any other lease of the Property, or by the negligence or willful misconduct of Landlord or its agents or contractors.
                    (k) Expenses to comply with any violation of any law which remains uncured on the Commencement Date or insurance requirement in effect on the Effective Date, or to correct any condition that would constitute a Landlord misrepresentation under this Lease.
                    (l) Fines or penalties for violations of any law.
                    (m) Expenses of services, utilities, or other benefits which are not offered to Tenant.
                    (n) The cost of licenses, permits and approvals related to other tenant spaces or premises in the Building.
          (iii) “Operating Year” shall mean each calendar year, or such other period of twelve (12) consecutive months as hereafter may be reasonably adopted by Landlord as its fiscal year, occurring either in whole or in part during the Term.
          (iv) “Operating Expense Statement” shall mean a statement provided by Landlord, setting forth in reasonable detail: (a) the Operating Expenses for the Operating Year (or portion thereof if less than a full Operating Year) immediately preceding the Operating Year in which the statement is issued, reasonably detailed by major categories, (b) the Tenant’s Expense Payment (defined in Section 8)) for such preceding Operating Year, prorated if only a part of the Operating Year falls within the Term, (c) the amount of payments made by Tenant on account of the Tenant’s Expense Payment during such preceding Operating Year, (d) the amount of payments of the Monthly Operating Expense Estimate (defined in Subsection 8(a)(i)) made to date by Tenant in the Operating Year in which the Expense Statement is issued, and (e) the Monthly Operating Expense Estimate for the Operating Year in which the Operating Expense Statement is issued.
          (v) “Monthly Operating Expense Estimate” shall have the meaning specified in Subsection 8(a)(i) hereof.
8. Tenant’s Expense Payment. Commencing on January 1, 2009, Tenant shall pay to Landlord as Additional Rent hereunder an amount equal to Tenant’s Operating Expense Share of the total dollar increase, if any, in Operating Expenses for such Operating Year minus the Operating Expense Stop multiplied by the rentable square feet of the Building (“Tenant’s Expense Payment”). For any portion of an Operating Year less than a full twelve (12) month period occurring within the Term, Tenant’s Expense Payment shall be prorated on a per diem basis. Notwithstanding the foregoing, (i) for 2009, except for Uncontrollable Costs, Operating Expenses shall not increase by more than five percent (5%) over the actual 2008 year end Operating Expenses and (ii) Tenant’s Expense Payment in any subsequent operating year after 2009 for Operating Expenses shall not increase by more than five percent (5%) over the amount of Tenant’s Expense Payment for the previous Operating Year. Notwithstanding the foregoing, the five percent (5%) increase cap set forth in the immediately preceding sentence shall not apply to Uncontrollable Costs, which shall be increased as otherwise provided herein.
          (i) Such Additional Rent shall be paid (or credited) in the following manner:
               (1) Commencing on January 1, 2009, and continuing thereafter during each Operating Year during the Term on the first day of each month until receipt of the next Operating Expense Statement, Tenant will pay Landlord an amount set by Landlord sufficient to pay Landlord’s estimate (reasonably based on the actual Operating Expenses for the preceding Operating Year and Landlord’s projections of any anticipated increases or decreases thereof) of Tenant’s Expense Payment for the current Operating Year (or remaining portion thereof) (the “Monthly Operating Expense Estimate”). The Monthly Operating Expense Estimate for a period less than a full calendar month shall be duly prorated.
               (2) Following the end of each Operating Year, Landlord shall furnish Tenant an Operating Expense Statement setting forth the information described in Subsection 7(a)(iv) above. Within thirty (30) days following the receipt of such Operating Expense Statement (the “Expense Share Date”) Tenant shall pay to Landlord: (i) the amount by which the Tenant’s Expense Payment for the Operating Year (or portion thereof) covered by the Operating Expense Statement exceeds the aggregate of Monthly Operating Expense Estimates paid by Tenant with respect to such Operating Year (or portion thereof); and (ii) the amount by which the Monthly Operating Expense Estimate for the current Operating Year as shown on the Operating Expense Statement multiplied by the number of months elapsed to date in the current Operating Year (including the month in which payment is made) exceeds the aggregate amount of payments of the Monthly Operating Expense Estimate theretofore made in the Operating Year in which the Operating Expense Statement is issued. Landlord shall furnish Tenant an Operating

Expense Statement not later than one hundred twenty (120) days following the end of each Operating Year.
               (3) On the first day of the first month following receipt by Tenant of any annual Operating Expense Statement and continuing thereafter on the first day of each succeeding month until the issuance of the next ensuing Operating Expense Statement, Tenant shall pay Landlord the amount of the Monthly Operating Expense Estimate shown on the Operating Expense Statement.
               (4) If on any Expense Share Date Tenant’s payments of the installments of the Monthly Operating Expense Estimate for the preceding year’s Operating Expenses are greater than Tenant’s Expense Payment for such preceding Operating Year, Landlord shall credit Tenant with any excess, which credit may be offset by Tenant against next due installments of Rent. If the Term expires prior to the Expense Share Date for the applicable Operating Year and if Tenant’s payments of Monthly Operating Expense Estimate either exceed or are less than Tenant’s Expense Payment, Landlord shall send the Operating Expense Statement to Tenant, and an appropriate payment from Tenant to Landlord or refund from Landlord to Tenant shall be made on the Expense Share Date. The provisions of this Subsection 7(b)(i)(4) shall remain in effect notwithstanding any termination of this Lease; provided however, that if upon termination of this Lease Tenant owes Landlord any sums under this Lease (for Rent or otherwise), Landlord shall have the right to reduce the amount of any refund due Tenant under this Section 7(b)(i)(4) against such sums owed by Tenant to Landlord.
          (ii) Any Operating Expense Statement or other notice from Landlord pursuant to Sections 7 and 8 shall be deemed approved by Tenant as correct unless, within one hundred twenty (120) days after the furnishing thereof, Tenant shall notify Landlord in writing that it disputes the correctness of the Operating Expense Statement or other notice, specifying in detail the basis for such assertion. Notwithstanding any dispute concerning any Operating Expense Statement or other notice, Tenant shall continue to make payments in accordance with said Operating Expense Statement or other notice pending the resolution of such dispute. If the dispute is not resolved within forty-five (45) days following Tenant’s notice to Landlord, the dispute shall be resolved by the Expedited Procedures provisions of the Arbitration Rules for the Real Estate Industry of the American Arbitration Association, or any successor organization (to the extent then in effect).
          (iii) Landlord shall maintain for a period of at least three (3) years following the end of the Operating Year to which they pertain complete and accurate books and records of all Operating Expenses. Such books and records shall be kept at a location in the county in which the Property is located, and notwithstanding any provision of this Lease to the contrary, Tenant shall have the right, at Tenant’s sole cost and expense, with reasonable notice, to inspect, copy and audit such books and records at any time during normal business hours.
     b) Tenant shall pay all taxes imposed upon Tenant’s furnishings, trade fixtures, equipment or other personal property.
9. Interest and Late Charge. Landlord may charge a late payment charge of five percent (5%) of any installment of Fixed Basic Rent or Additional Rent that is not paid within ten (10)

days of the due date thereof. Any amount due from Tenant to Landlord which is not paid when due shall bear interest at an interest rate equal to the Prime Rate published from time to time in the Money Rates column of the Wall Street Journal plus 2% (or, if lower, the highest rate then allowed under the usury laws of the Commonwealth of Pennsylvania) (“Interest”) from the date due until the date paid. The right of Landlord to charge a late charge and interest with respect to past due installments of Fixed Basic Rent and Additional Rent is in addition to Landlord’s rights and remedies upon an event of default.
10. Insurance.
     a) Tenant’s Insurance.
          (ii) Tenant covenants and represents, such covenants and representations being specifically designed to induce Landlord to execute this Lease, that during the entire Term, at its sole cost and expense, Tenant shall obtain, maintain and keep in full force and effect the following insurance:
               (1) “All Risk” property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now, or hereafter may be, included in a standard extended coverage endorsement from time to time in general use in the Commonwealth of Pennsylvania upon property of every description and kind owned by Tenant and or under Tenant’s care, custody or control located in the Building, the Property or within the Premises or for which Tenant is legally liable or installed by or on behalf of Tenant, including by way of example and not by way of limitation, furniture, fixtures, fittings, installations and any other personal property (but excluding the work done by Landlord in connection with Exhibit D which is owned by Landlord) in an amount equal to the full replacement cost thereof.
               (2) Commercial General Liability Insurance coverage to include personal injury, bodily injury, broad form property damage, operations hazard, owner’s protective coverage, contractual liability, products and completed operations liability naming Landlord and Landlord’s mortgagee or trust deed holder and ground lessors (if any) as additional named insureds in limits of not less than Two Million Dollars ($2,000,000.00).
               (3) Extra expense insurance in such amounts as will reimburse Tenant for expenses attributable to all perils commonly insured against by prudent tenants or assumed by Tenant pursuant to this Lease or attributable to prevention or denial of access to the Premises or Building as a result of such perils.
               (4) Workers’ Compensation insurance in form and amount as required by law.
               (5) Any other form or forms of insurance or any increase in the limits of any of the aforesaid enumerated coverages as Landlord may reasonably require from time to time if in the reasonable opinion of Landlord said coverage and/or limits become inadequate or less than that commonly maintained by prudent tenants in similar buildings in the area by tenants making similar uses.

          (ii) All property insurance policies shall be taken out with insurers rated A+XV (or if such ratings are not in effect, the equivalent thereof) by Best Rating Service, or any successor thereto (or if there be none, an organization having a National reputation) who are licensed to do business in the state in which the Property is located. A certificate evidencing such insurance shall be delivered to Landlord not less than fifteen (15) days prior to the Commencement Date hereof. Such certificate will provide an undertaking by the insurers to notify Landlord in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation, or other termination thereof. The aforesaid insurance shall be a written deductible not to exceed $25,000.00.
          (iii) In the event of damage to or destruction of the Building and/or Premises entitling Landlord or Tenant to terminate this Lease pursuant to Section 15 of this Lease, and if this Lease be so terminated, Tenant shall promptly pay to Landlord all of its insurance proceeds, if any, relating to the leasehold improvements and alterations (but not Tenant’s trade fixtures, equipment, furniture or other personal property of Tenant in the Premises) which have become Landlord’s property on installation or would have become Landlord’s property at the Term’s expiration or sooner termination. If the termination of the Lease, at Landlord’s election, is due to damage to the Building, and if the Premises have not been so damaged, Tenant will deliver to Landlord, if required by the provisions of this Lease, the improvements and alterations to the Premises which would have become Landlord’s property at the Term’s expiration.
          (iv) Tenant agrees that it will not keep or use or offer for sale (if sales of goods is a permitted use pursuant to this Lease) in or upon the Premises or within the Property any article which may be prohibited by any insurance policy in force from time to time covering the Property or Premises. In the event Tenant’s occupancy or conduct of business in or on the Premises or Property, whether or not Landlord has consented to the same, results in any increase in premiums for insurance carried from time to time by Landlord with respect to the Building, the Property or the Premises, Tenant shall pay such increase in premiums as Additional Rent within thirty (30) days after being billed therefor by Landlord. In determining whether increased premiums are a result of Tenant’s use and occupancy a schedule issued by the organization computing the insurance rate on the Property or Premises showing the components of such rate shall be conclusive evidence of the items and charges making up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Building, the Property or Premises.
          (v) If any insurance policy carried by either party as required by this Section 10 shall be cancelled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way by reason of the use or occupation of the Premises or Building or any part thereof by Tenant or any assignee or subtenant of Tenant, and if Tenant fails to remedy the conditions giving rise to such cancellation or threatened cancellation or reduction in coverage on or before (i) five (5) days after notice thereof from Landlord, or (ii) prior to such cancellation or reduction becoming effective, Tenant shall be in default and an event of default shall occur under this Lease and Landlord shall have all of the remedies available to Landlord pursuant to this Lease.
     b) Landlord’s Insurance. Landlord covenants and agrees that throughout the Term it will insure the Property and the Building (excluding any property with respect to which Tenant is obligated to insure pursuant to Subsection 10(a)(i)(1) above) against damage by fire and standard extended coverage perils and public liability insurance in such reasonable amounts with such reasonable deductibles as required by any mortgagee or ground lessor, or, if none, as would be carried by a prudent owner of a similar building in the area in an amount not less than the full replacement value of the Building. Landlord may, but shall not be obligated to, take out and carry any other forms of insurance as it or the mortgagee or ground lessor (if any) of Landlord may require or reasonably determine available. All insurance carried by Landlord on the Building and the Property shall be included as an Operating Expenses pursuant to Section 8. Notwithstanding its inclusion as an Operating Expense or any contribution by Tenant to the cost of insurance premiums by Tenant as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies carried by Landlord although Landlord shall use such proceeds in the repair and reconstruction of the Building, the Property and the Premises. Tenant further acknowledges that the exculpatory provisions of this Lease as set forth in Section 45 and the provisions of this Section 10 as to Tenant’s insurance are designed to insure adequate coverage as to Tenant’s property and business without regard to fault and avoid Landlord obtaining similar coverage for such loss for its negligence or that of its agents, servants or employees which would result in double coverage for the same perils includable as part of Operating Expenses which are payable in part by Tenant. Landlord will not carry insurance of any kind on Tenant’s furniture or furnishings, or on any fixtures, equipment, appurtenances or improvements of Tenant under this Lease, and Landlord shall not be obligated to repair any damage thereto or replace the same.
     c) Waiver of Subrogation. Any policy or policies of fire, extended coverage or similar casualty insurance, which either party obtains in connection with the Premises, Building or Property shall include a clause or endorsement denying the insurer any rights of subrogation against the other party (i.e. Landlord or Tenant) for all perils covered by such policy. Any provision of this Lease to the contrary notwithstanding, Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise (a) from any and all liability for any loss or damage to the property of the releasing party, (b) for any loss or damage that may result, directly or indirectly, from the loss or damage to such property (including rental value and business interruption), and (c) from legal liability for any loss or damage to property (no matter who the owner of the property may be), all to the extent that the releasing party’s loss or damage is insured or, if not insured, was insurable under commercially available “all risk” property insurance policies, including additional coverages typically obtained by owners and tenants of comparable office buildings in the vicinity of the Building, even if such loss or damage or legal liability shall be caused by or result from the fault or negligence of the other party or anyone for whom such party may be responsible and even if the releasing party is self insured in whole or in part or the amount of the releasing party’s insurance is inadequate to cover the loss or damage or legal liability. It is the intention of the parties that Landlord and Tenant shall look solely to their respective insurance carriers for recovery against any such property loss or damage or legal liability, without such insurance carriers having any rights of subrogation against the other party.
11. Repairs and Maintenance.
     a) Tenant shall, throughout the Term, and at Tenant’s sole cost and expense, keep and maintain the interior, non-structural portions of the Premises in a neat and orderly condition; and,

upon expiration of the Term or earlier termination of this Lease, Tenant shall leave the Premises in good order and condition, ordinary wear and tear, damage by fire or other insured casualty alone excepted, and for that purpose and except as stated in this sentence, Tenant will make all necessary repairs to the Premises to deliver it in such condition. Tenant shall leave all wiring located in the Premises in place at the expiration of the Term or earlier termination of this Lease. Tenant shall not permit any waste, damage or injury to the Premises. Tenant shall not use or permit the use of any portion of the Common Facilities for other than their intended use as specified by the Landlord from time to time.
     b) Landlord shall, throughout the Term, make all necessary repairs and replacements to the structural elements and Building operating systems and exterior windows and doors of the Premises and other improvements located on the Property necessary and appropriate for the continued operation of the Building as a first class building; provided, however, that Landlord shall have no responsibility to make any repairs unless and until Landlord receives written notice of the need for such repair and provided further, that Landlord shall not be obligated to repair any tenant improvements. Landlord shall keep and maintain all Common Facilities of the Property and any sidewalks, parking areas, curbs and access ways adjoining the Property in a clean and orderly condition, free of accumulation of dirt and rubbish and shall keep and maintain all landscaped areas within the Property in a neat and orderly condition.
     c) Other than Tenant’s repair and maintenance obligations set forth in Section 11(a) above, repairs and replacements to the Premises and the Property directly caused by Tenant’s use, manner of use or occupancy of the Premises, by Tenant’s installation of alterations, additions, improvements, trade fixtures or equipment in or upon the Premises or by any act or omission of Tenant or any employee, agent, contractor or invitee of Tenant shall be made at Tenant’s sole cost and expense and Tenant shall pay Landlord the actual cost of any such repair or replacement, as Additional Rent, upon demand.
12. Utilities and Services.
     a) Landlord shall furnish the Premises with electricity, heating and air conditioning for the normal use and occupancy of the Premises as general offices between 7:00 a.m. and 9:00 p.m., Monday through Friday, 8:00 a.m. to 1:00 p.m. on Saturdays (“Business Hours”), of each week during the Term (Building Holidays excepted). Tenant agrees to pay monthly as Additional Rent all charges for electricity, light, heat, air conditioning and other utilities used by Tenant at the Premises. A separate sub-meter has been installed in the Premises and Tenant shall pay Landlord for the consumption of electricity based upon its sub-metered usage as Additional Rent and Landlord shall not charge a mark-up for such electricity. With respect to any other utilities, if a separate meter is installed for the Premises at Landlord’s sole cost and expense, Tenant shall pay for the consumption of such utilities at the Premises based upon its metered usage. If such separate meter is not installed, Tenant shall pay its pro rata share of any HVAC charges with respect to the rooftop HVAC unit serving the Premises and Tenant shall pay its pro rata share of any HVAC charges for other non-tenant, common portions of the Building. If not directly metered or submetered, any air conditioning or heat required at times other than during Business Hours shall be billed to Tenant, pro-rata in accordance with Landlord’s then-current schedule of costs and assessments therefore (which cost is currently $45.00 per hour as of the Effective Date) and shall be paid as Additional Rent by Tenant to Landlord with the next installment of Fixed Basic Rent. In addition, Tenant agrees to pay as Additional Rent its pro rata share of all charges for electricity, light, or other utilities used generally at the Property (i.e. not within tenant occupied premises of the Building). Tenant shall pay all bills for separately metered utility usage within twenty (20) days after receipt thereof, and any non-payment or late payment of such utility bills shall be deemed a default under the terms of this Lease. All charges for repair of the sub-meter(s) servicing the Premises shall be payable by Tenant as Additional Rent and shall be paid when the same shall become due. Tenant’s use of electric energy in the Premises shall not at any time exceed the safe capacity of any of the electric conductors and equipment in or otherwise serving the Premises. If Tenant shall require electricity or install electrical equipment using current in excess of 110 volts or which will in any way increase the amount of electricity furnished by Landlord for general office use (including but not limited to electrical heating or refrigeration equipment or electronic data processing machines) or if Tenant shall attempt to use the Premises in such a manner that the services to be furnished by Landlord are required during periods other than the business hours specified above, Tenant will obtain prior written approval from Landlord and will pay, as Additional Rent, for the resulting additional direct expense to Landlord, including the expense resulting from the installation of any equipment and meters, promptly upon receipt of an invoice from Landlord.
     b) Landlord shall replace light bulbs, tubes and ballasts for building standard lighting fixtures when required in the Premises as set forth in the Minimum Standard Tenant Improvements attached as Schedule 4 to the Work Letter. The actual cost of replacement light bulbs, tubes, lamps, and ballasts, shall be paid by Tenant as Additional Rent.
     c) Within the Common Facilities of the Building, Landlord shall furnish reasonably: (i) adequate electricity, (ii) hot and cold water, (iii) lavatory supplies, (iv) automatically operated elevator service, (v) normal and customary cleaning services (on a five-day a week basis except for Building Holidays) after Business Hours, (vi) heat and air conditioning in season, (vii) landscaping, (viii) parking lot maintenance, (ix) Common Facilities maintenance and (x) snow and ice removal. Landlord shall provide janitorial service to the Premises in accordance with the Janitorial Specifications attached hereto as Exhibit E, five days per week except for Building Holidays, after Business Hours. The cost of the services provided by Landlord pursuant to this subsection 12(c) shall be included as part of Operating Expenses. Any additional services requested by Tenant which are not provided to all the tenants of the Building shall be paid by Tenant in accordance with invoices therefor as Additional Rent but shall not be included as part of Operating Expenses.
     d) Landlord shall not be liable for any damages to Tenant resulting from the quality, quantity, failure, unavailability or disruption of any services beyond the reasonable control of Landlord and the same shall not constitute a termination of this Lease or an actual or constructive eviction or entitle Tenant to an abatement of rent. Landlord shall not be responsible for providing any services not specifically provided for in this Lease. Notwithstanding the foregoing, if there is an interruption of service for more than five (5) consecutive business days, Tenant’s obligation to pay Fixed Basic Rent and Additional Rent shall equitably abate (in proportion to the portion of the Premises which, in Tenant’s reasonable judgment, can not be occupied by Tenant for the day to day operation of Tenant’s business) on the sixth (6th) consecutive business day of such interruption until the date on which the interrupted services have been restored to the affected portion of the Premises.

13. Regulation Compliance. Landlord and Tenant shall comply with all laws, ordinances, notices, orders, rules, regulations and requirements of all federal, state and municipal government or any department, commission, board of officer thereof, or of the National Board of Fire Underwriters or any other body exercising similar functions, relating to the Premises or to the use or manner of use of the Property. Tenant shall not knowingly do or commit, or suffer to be done or committed anywhere in the Building, any act or thing contrary to any of the laws, ordinances, regulations and requirements referred to in this Section. Tenant shall give Landlord prompt written notice of any accident in the Premises and of any breakage, defect or failure in any of the systems or equipment servicing the Premises or any portion of the Premises.
14. Signs. Landlord shall provide Tenant, at Landlord’s sole cost and expense, standard signage on the Building lobby directory and at the entrance to the Premises. Except for signs which are located wholly within the interior of the Premises and which are not visible from the exterior of the Premises, Tenant shall not place, erect, maintain or paint any signs upon the exterior of the Building or the Property unless the design of such signs are approved by Landlord in writing and comply with all applicable governmental rules, regulating ordinances or other statutes and restrictions of record affecting the Premises. Landlord will not unreasonably withhold, condition or delay its approval of signs which are located within the interior of the Premises and which are visible from the exterior of the Premises provided such signs comply with all applicable governmental rules, regulating ordinances or other statutes and restrictions of record affecting the Premises. Tenant shall be solely responsible for all costs and expenses associated with the erection of any signs inside the Premises and shall be obligated to obtain and provide to Landlord any and all necessary permits prior to the placement or erection of such signs.
15. Alterations, Additions and Fixtures.
     a) Tenant shall have the right to install in the Premises any trade fixtures; provided, however, that no such installation and no removal thereof shall be permitted which affects any structural component or operating system of the Building or Premises and that Tenant shall repair and restore any and all damage or injury to the Premises or the Property caused by installation or removal at Tenant’s sole cost and expense.
     b) Except as set forth in the last sentence of this Section 15(b), Tenant shall not make or permit to be made any alterations, improvements or additions to the Premises or Property without on each occasion first presenting plans and specifications to Landlord and obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except as provided in the second to last sentence of this Section 15(b). If Landlord consents in writing to any proposed alterations, improvements or additions, then Tenant at Tenant’s sole cost and expense, may make the proposed alterations, improvements and additions provided that: (i) Tenant supplies any necessary permits; (ii) such alterations and improvements do not, in Landlord’s judgment, impair the structural strength of the Building or any other improvements or reduce the value of the Property; (iii) Tenant takes or causes to be taken all steps that are otherwise required by Section 16 of this Lease and that are required or permitted by law in order to avoid the imposition of any mechanic’s, laborer’s or materialman’s lien upon the Premises or the Property; (iv) Tenant uses a contractor approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed); (v) the alterations, improvements or additions shall be installed in accordance with the approved plans and specifications and completed according to a construction schedule approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed, subject, however, to reasonable and unforeseen delays); and (vi) Tenant provides insurance of the types and coverage amounts reasonably required by Landlord. Any and all Landlord permitted alterations, improvements and additions to the Premises which are constructed, installed or otherwise made by Tenant shall be the property of Tenant until the expiration or sooner termination of this Lease; at that time all such alterations and additions shall remain on the Premises and become the property of Landlord without payment by Landlord unless, contemporaneous and in connection with granting its approval of such alteration or addition, Landlord instructs Tenant in writing that it will require Tenant to remove the same upon termination of this Lease, in which event Tenant will remove such alterations, improvements and additions upon termination of this Lease, and repair and restore any damage to the Property or the Premises caused by the installation or removal at its sole cost and expense. Notwithstanding anything to the contrary contained in this Lease, Landlord may withhold its approval to any proposed alterations, additions or improvements to the Premises in its absolute and sole discretion with respect to any such alteration, addition or improvement which Landlord reasonably determines involves any modification to the Building’s exterior or its structural, electrical, mechanical or plumbing systems, or any components thereof. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without Landlord’s prior approval (and without presenting plans and specifications to Landlord), to perform non-structural cosmetic alterations, improvements and additions to the Premises, not to exceed $50,000 per calendar year.
16. Mechanic’s Liens. Tenant shall promptly pay any contractors and materialmen who supply labor, work or materials to Tenant at the Premises or the Property so as to minimize the possibility of a lien attaching to the Premises or the Property. Tenant shall take all steps permitted by law in order to avoid the imposition of any mechanic’s, laborer’s or materialman’s lien upon the Premises or the Property. Should any such lien or notice of lien be filed for work performed for Tenant other than by Landlord, Tenant shall cause such lien or notice of lien to be discharged of record by payment, deposit, bond or otherwise within thirty (30) days after the filing thereof or after Tenant’s receipt of notice thereof, whichever is earlier, regardless of the validity of such lien or claim, If Tenant shall fail to cause such lien or claim to be discharged and removed from record within such thirty (30) day period, then, without obligation to investigate the validity thereof and in addition to any other right or remedy Landlord may have, Landlord may, but shall not be obligated to, contest the lien or claim or discharge it by payment, deposit, bond or otherwise; and Landlord shall be entitled to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest and costs. Any amounts so paid by Landlord and all costs and expenses including, without limitation, reasonable attorneys’ fees incurred by Landlord in connection therewith, together with Interest from the respective dates of Landlord’s making such payment or incurring such cost or expense, which shall constitute Additional Rent payable under this Lease promptly upon demand therefor. Nothing in this Lease is intended to authorize Tenant to do or cause any work or labor to be done or any materials to be supplied for the account of Landlord, all of the same to be solely for Tenant’s account and at Tenant’s risk and expense. Further, notwithstanding anything to the contrary contained in this Lease, nothing contained in or contemplated by this Lease shall be deemed or construed in any way to constitute the consent or request by Landlord for the performance of any work or services or the furnishing of any materials for which any lien could be filed against the Premises, the Building or the Property or any part of any thereof, nor as giving Tenant any right, power or authority to contract or permit the performance of any work or services or the furnishing of any materials within the meaning of 49 P.S. Sections 1101-1902, as amended, or under the Contractor and Subcontractor Payment Act or any amendment thereof or otherwise for which any lien could be filed against the Premises, the Building, the Property or any part of any thereof. Throughout this Lease the term “mechanic’s lien” is used to include any lien, encumbrance or charge levied or imposed upon the Premises, the Building or the Property or any interest therein or income therefrom on account of any mechanic’s, laborer’s or materialman’s lien or arising out of any debt or liability to or any claim or demand of any contractor, mechanic, supplier, materialman or laborer and shall include without limitation any mechanic’s notice of intention given to Landlord or Tenant, any stop order given to Landlord or Tenant, any notice of refusal to pay naming Landlord or Tenant and any injunctive or equitable action brought by any person entitled to any mechanic’s lien.
17. Landlord’s Right of Entry.
     a) Tenant shall permit Landlord and the authorized representatives of Landlord and of any mortgagee or any prospective mortgagee to enter the Premises at all reasonable times, with reasonable prior notice to and coordination with Tenant (except in the case of an emergency in which case notice shall be given as soon as practicable), for the purpose of (i) inspecting the Premises or (ii) making any necessary repairs to the Premises or to the Building and performing any work therein. During the progress of any work on the Premises or the Building, Landlord will use commercially reasonable efforts not to inconvenience Tenant or interfere with the conduct of Tenant’s business in the Premises, but shall not be liable for inconvenience, annoyance, disturbance or loss of business to Tenant by reason of making any repair or by bringing materials, supplies, tools and equipment in the Premises during the performance of any work, and the obligations of Tenant under this Lease shall not be thereby affected in any manner whatsoever.
     b) Landlord shall have the right at all reasonable times, with reasonable prior notice to Tenant, to enter and to exhibit the Premises for the purpose of inspection or showing the Premises in connection with a sale or mortgage and, during the last nine (9) months of the Term, to enter upon and to exhibit the Premises to any prospective tenant.
     c) If the Premises are totally vacated or abandoned by Tenant, Landlord shall be permitted to show the Premises at any time and to prepare the Premises for re-occupancy.
18. Damage by Fire or Other Casualty.
     a) If the Premises or Building is damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord whereupon Landlord shall, at its sole cost and expense and subject to the consent of Landlord’s present or future mortgagee and to the conditions set forth in this Section 18, repair, rebuild or replace such damage and restore the Premises to substantially the same condition as the Premises were in immediately prior to such damage or destruction; provided, however, that Landlord shall only be obligated to restore such damage or destruction to the extent of Landlord’s actual receipt of the proceeds of fire and other extended coverage insurance policies. In any event, if Landlord commences to repair, rebuild or replace such damage and restore the Premises, Landlord must fully complete such restoration. Landlord shall provide Tenant with notice of how long the repair and restoration of the Premises is anticipated to take within sixty (60) days following the date of such fire or other casualty (“Restoration Notice”). Notwithstanding the foregoing, if fifty percent (50%) or more of Building is destroyed to the extent that in Landlord’s sole but reasonable judgment the Premises and the Building cannot be repaired or restored within one hundred eighty (180) days after the date of such casualty, Landlord or Tenant may terminate this Lease by written notice to the other party within fifteen (15) days after Tenant’s receipt of the Restoration Notice. Further notwithstanding the foregoing, if Landlord’s present or future mortgagee does not consent to Landlord repairing, rebuilding or replacing such damage and restoring the Premises to substantially the same condition as the Premises were in immediately prior to such damage or destruction, within ninety (90) days, or such longer period of time up to one hundred eighty (180) days as Tenant may approve, after the date of Tenant’s notice to Landlord under the first sentence of this Section 18(a), then Tenant may terminate this Lease upon written notice to Landlord; provided, however, Tenant’s right to terminate shall be nullified if Landlord nonetheless commences restoration of the Premises and thereafter the second sentence of this Section 18(a) shall apply.
     b) The repair, rebuilding or replacement work shall be commenced promptly and completed with due diligence, taking into account the time required by Landlord to effect a settlement with, and procure insurance proceeds from, the insurer, and for delays beyond Landlord’s reasonable control. If this Lease is not terminated pursuant to Section 18(a) above and Landlord shall not have completed the repairs within one hundred eighty (180) days after the date of such casualty, Tenant may terminate this Lease upon written notice to Landlord; provided that Landlord may nullify Tenant’s termination of this Lease if Landlord completes such repairs within thirty (30) days after the date of Tenant’s termination notice.
     c) The net amount of any insurance proceeds actually recovered by reason of the damage or destruction of the Building (meaning the gross insurance proceeds actually received by Landlord excluding proceeds received by Landlord pursuant to a rental coverage endorsement and the reasonable and actual cost of adjusting the insurance claim and collecting the insurance proceeds) shall be applied towards the cost of restoration. Notwithstanding anything to the contrary in this Lease, if the Building and the Premises are completely destroyed, and if in Landlord’s sole but reasonable opinion the net insurance proceeds will not be adequate to complete such restoration, Landlord shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto by sending a written notice of such termination to Tenant specifying a termination date no less than thirty (30) days after its transmission, Tenant shall have no surrender obligations in connection with Landlord’s termination of the Lease pursuant to this Section 18(c). If the net insurance proceeds are more than adequate, the amount by which the net insurance proceeds exceed the cost of restoration will be retained by Landlord or applied to repayment of any mortgage secured by the Premises.
     d) Landlord’s obligation or election to restore the Premises shall not, in any event, include the repair, restoration or replacement of the fixtures, improvements, alterations, furniture or any other property owned, installed, made by, or in the possession of Tenant.
     e) If Tenant is dispossessed of all or any portion of the Premises due to fire or other casualty, Tenant will receive an equitable abatement of its Fixed Basic Rent and Additional Rent

(in proportion to the affected portion of the Premises in which Tenant is unable to conduct its business as determined in the commercially reasonable opinion of Tenant) until Landlord has completed the applicable repair work.
19. Non-Abatement of Rent. Except as otherwise expressly provided in Subsection 18(e) as to casualty, in Subsections 21(a) and (b) as to condemnation and elsewhere expressly set forth in this Lease, there shall be no abatement or reduction of the Fixed Basic Rent, Additional Rent or other sums payable under this Lease for any cause whatsoever and this Lease shall not terminate.
20. Indemnification. Unless such loss, costs or damages were caused by the negligence of Landlord, its employees, agents or contractors, Tenant hereby agrees to indemnify, defend and hold Landlord and its employees, agents and contractors harmless from any loss, costs and damages (including reasonable attorney’s fees and costs) suffered by Landlord, its agents, employees or contractors, as a result of (i) any claim by a third party, its agents, employees or contractors arising from Tenant’s use or occupancy of the Premises; (ii) an event of default under this Lease on the part of Tenant or any failure by Tenant to perform any of the terms or conditions of this Lease to be performed by it or (iii) any breach of any representations and warranties made by Tenant hereunder. Tenant shall have the right to designate counsel acceptable to Landlord, such approval not to be unreasonably withheld, conditioned or delayed to assume the defense of any such third party claim on behalf of itself and Landlord. Landlord shall not have the right to settle any claim without the consent of Tenant.
     b) Unless such loss, costs or damages were caused by the negligence of Tenant, its employees, agents or contractors, Landlord hereby agrees to indemnify, defend and hold Tenant and its employees, agents and contractors harmless from any loss, costs and damages (including reasonable attorney’s fees and costs) suffered by Tenant, its agents, employees or contractors, as a result of (i) an event of default under this Lease on the part of Landlord or any failure by Landlord to perform any of the terms or conditions of this Lease to be performed by it or (ii) any breach of any representations and warranties made by Landlord hereunder. Landlord shall have the right to designate counsel acceptable to Tenant, such approval not to be unreasonably withheld, conditioned or delayed, to assume the defense of any such third party claim on behalf of itself and Tenant. Tenant shall not have the right to settle any claim without the consent of Landlord.
     c) The foregoing indemnities shall survive the expiration of the Term or earlier termination of this Lease.
21. Condemnation.
     a) Total Condemnation. If (i) all of the Premises are covered by a condemnation; or (ii) any of the Premises is covered by a condemnation and the remaining part is insufficient for the reasonable operation therein of Tenant’s business; or (iii) subject to the provisions of Subsection 21(b)(i) hereof, any of the Property is covered by a condemnation and, in Landlord’s sole but reasonable opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder of the Property; then, in any such event, this Lease shall terminate upon written notice from one party to the other party, delivered within fifteen (15) days after the date of such condemnation, and all obligations under this Lease shall cease (except for those specifically set forth in the Lease as surviving the expiration of the Term or earlier termination of this Lease) as of the date upon which possession is taken by the condemnor. Tenant shall have no surrender obligations in connection with a termination of the Lease pursuant to this Section 21(a). Upon such termination the Fixed Basic Rent and all Additional Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all such rent prepaid for periods beyond that date shall forthwith be repaid by Landlord to Tenant. The obligations pursuant to the foregoing sentence shall survive the expiration of the Term or earlier termination of this Lease.
     b) Partial Condemnation.
          (i) If there is a partial condemnation and Landlord decides to terminate pursuant to Subsection 21(a)(iii) hereof, then Tenant may require Landlord, except during the last two (2) years of the Term, to withdraw its notice of termination by: [A] giving Landlord written notice thereof within ten (10) days from transmission of Landlord’s notice to Tenant of Landlord’s intention to terminate, [B] agreeing to pay the cost of restoration in excess of the condemnation proceeds reduced by those sums expended by Landlord in collecting the condemnation proceeds, and [C] giving Landlord adequate security for such payment within such ten (10) day period.
          (ii) If there is a partial condemnation and this Lease has not been terminated pursuant to subsection (a) hereof, Landlord shall promptly restore the Building and the improvements which are part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which possession shall have been taken by the condemnor; provided, however, that Landlord shall only be obligated to restore such damage from condemnation to the extent possible with the award damage. In any event, if Landlord commences to restore the Premises, Landlord must fully complete such restoration. If the condemnation proceeds are more than adequate to cover the cost of restoration and the Landlord’s expenses in collecting the condemnation proceeds, any excess proceeds shall be retained by Landlord or applied to repayment of any mortgage secured by the Premises.
          (iii) If there is a partial condemnation and this Lease has not been terminated by the date upon which the condemnor obtains possession, the obligations of Landlord and Tenant under this Lease shall be unaffected by such condemnation except that there shall be an equitable abatement for the balance of the Term of the Fixed Basic Rent and Additional Rent according to the square footage of the Property so condemned.
     c) Award. In the event of a condemnation affecting Tenant, Tenant shall have the right to make a claim against the condemnor for removal expenses and moving expenses, loss of business and any other claims Tenant may have; provided and to the extent, however, that such claims or payments do not reduce the sums otherwise payable by the condemnor to Landlord.
22. Quiet Enjoyment. Tenant, upon paying the Fixed Basic Rent, Additional Rent and other charges herein required and observing and keeping all covenants, agreements and conditions of this Lease, shall quietly have and enjoy the Premises during the Term without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.
23. Rules and Regulations. The Landlord hereby reserves the right to prescribe, from time to time, at its sole discretion, reasonable rules and regulations (herein called the “Rules and Regulations”) in addition to those attached hereto as Exhibit F governing the use and enjoyment of the Premises and the remainder of the Property. The Rules and Regulations shall not materially interfere with the Tenant’s use and enjoyment of the Premises in accordance with the provisions of this Lease for the Permitted Use and shall not increase or modify Tenant’s obligations under this Lease. In the event of a conflict between the Lease and such rules and regulations, the Lease shall control. The Tenant shall comply at all times with the Rules and Regulations and shall use commercially reasonable efforts to cause its agents, employees, invitees, visitors, and guests to do so. Landlord shall not be responsible to Tenant for non-observance or violation of any of the Rules and Regulations by any tenant of the Building. Landlord shall apply all Rules and Regulations against all tenants of the Building in a non-discriminatory and uniform manner. Rules and Regulations shall not be binding upon or enforceable against Tenant until Tenant receives a written copy thereof.
24. Assignment and Sublease.
     a) In the event Tenant desires to assign this Lease or sublease all or part of the Premises to any other party, Tenant shall provide written notice of the terms and conditions of such assignment or sublease to Landlord prior to the effective date of any such sublease or assignment, and, prior to such effective date, the Landlord shall have the option, exercisable by written notice to Tenant within ten (10) business days of Landlord’s receipt of written notice from Tenant, to: (i) sublease such space from Tenant at the lower rate of (a) the rental rate per rentable square foot of Fixed Basic Rent and Additional Rent then payable pursuant to this Lease or (b) the terms set forth in the proposed sublease, (ii) recapture (in the case of subletting) that portion of the Premises to be sublet or all of the Premises (in the case of an assignment) (“Recapture Space”) so that such prospective subtenant or assignee shall then become the sole Tenant of Landlord hereunder, or (iii) recapture the Recapture Space for Landlord’s own use, whereupon Tenant shall be fully released from any and all obligations hereunder with respect to the Recapture Space. In the event Landlord fails to respond to Tenant’s aforesaid written notice within such ten (10) business day period, Landlord shall be deemed to have consented to such proposed assignment or subletting.
     b) In the event that the Landlord elects not to recapture the Lease as hereinabove provided, the Tenant may nevertheless assign this Lease or sublet the whole or any portion of the Premises, subject to the Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed on the basis of the following terms and conditions:
          (i) The Tenant shall provide to the Landlord the following:
               (1) The name and address of the proposed assignee or subtenant;
               (2) All the terms and conditions of the assignment or subletting;

               (3) The nature and character of the business of the proposed assignee or subtenant;
               (4) Banking, financial and other credit information relating to the proposed assignee or subtenant reasonably sufficient to enable Landlord to determine the proposed assignee’s or sublessee’s financial responsibility; and
               (5) In the event of a subleasing of only a portion of the Premises, plans and specifications for tenant’s layout, partitioning, and electrical installations for the portion of the Premises to be subleased.
          (ii) Tenant shall not be permitted to assign or sublet to the following:
               (1) To a government or quasi-government agency;
               (2) To an entity whose financial or business character is not consistent with the other tenants in the Building or violates an exclusive use provision contained in another lease at the Property;
               (3) To an existing tenant of the Building, and such tenant has expansion options in its lease with the Building;
               (4) To a Tenant of any other Building owned by an affiliate of Landlord located within five (5) miles of the Building;
               (5) Intentionally Omitted.
               (6) To a tenant or prospect with whom Landlord currently is negotiating for space in the Building and for whom Landlord has prepared a preliminary space plan and has tendered a written proposal.
          (iii) The assignee or subtenant shall assume, by written instrument, all of the obligations of the Tenant as provided by this Lease, and a copy of such assumption agreement shall be furnished to the Landlord within ten (10) days of its execution, provided, however, any such subtenants shall only be obligated to assume Tenant’s obligations arising under this Lease with respect to the portion of the Premises sublet. Any sublease shall expressly acknowledge that said subtenant’s rights against Landlord shall be no greater than those of Tenant. In addition, any request by Tenant for Landlord’s consent to an assignment or sublease shall not include any option or right of expansion, renewal, first refusal, or any other right or option with respect to the Premises, any other portion of the Building or for any period of time beyond the original Term, Tenant hereby acknowledging that such rights and options, if any, are personal to Tenant.
          (iv) The Tenant and each assignee shall be and remain liable for the observance of all the covenants and provisions of this Lease, including, but not limited to, the payment of Fixed Basic Rent and Additional Rent reserved herein, through the entire Term, as the same may be renewed, extended or otherwise modified.

          (v) The Tenant and any assignee or subtenant, as applicable, shall promptly pay to Landlord fifty percent (50%) of the profit received from such subleasing or assignment after deducting the actual and reasonable marketing and legal expenses incurred and commissions paid (not to exceed market rate commissions for comparable transactions) by Tenant in connection with the assignment or sublease.
          (vi) Tenant shall pay to Landlord the sum of One Thousand Five Hundred Dollars ($1,500.00) to cover its handling charges for each request for consent to any sublet or assignment prior to its consideration of the same.
     c) The provisions of subsection (a) hereof shall not apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Tenant.
     d) Notwithstanding anything to the contrary in this Lease, Tenant shall have the right to assign this Lease, upon written notice to Landlord at least ten (10) business days prior to the effective date of any such transaction, but without obtaining Landlord’s prior written consent (and without providing Landlord with the rights set forth in Sections 24(a) and 24(b)(v) of this Lease) to (A) a Tenant Affiliate (defined below) or (B) a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) the net worth of the assignee is not less than the lesser of the net worth of Tenant as of the Commencement Date or as of the date immediately preceding such merger, consolidation, corporate reorganization, or sale, and (ii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment. For purposes hereof, a “Tenant Affiliate” shall mean a corporation, partnership, limited liability company or other entity that is controlled by Tenant, under common control with Tenant or that controls Tenant.
     e) In the event that any or all of Tenant’s interest in the Premises and/or this Lease is transferred by operation of law to any trustee, receiver, or other representative or agent of Tenant, or to Tenant as a debtor in possession, and subsequently any or all of Tenant’s interest in the Premises and/or this Lease is offered or to be offered by Tenant or any trustee, receiver, or other representative or agent of Tenant as to its estate or property (such person, firm or entity being hereinafter referred to as the “Grantor”, for assignment, conveyance, lease, or other disposition to a person, firm or entity other than Landlord (each such transaction being hereinafter referred to as a “Disposition”), it is agreed (to the extent permitted by law) that Landlord has and shall have a right of first refusal to purchase, take, or otherwise acquire, the same upon the same terms and conditions as the Grantor thereof shall accept upon such Disposition to such other person, firm, or entity; and as to each such Disposition the Grantor shall give written notice to Landlord in reasonable detail of all of the terms and conditions of such Disposition within twenty (20) days next following its determination to accept the same but prior to accepting the same, and Grantor shall not make the Disposition until and unless Landlord has failed or refused to accept such right of first refusal as to the Disposition, as set forth herein. Landlord shall have sixty (60) days next following its receipt of the written notice as to such

Disposition in which to exercise the option to acquire Tenant’s interest by such Disposition, and the exercise of the option by Landlord shall be effected by notice to that effect sent to the Grantor; but nothing herein shall require Landlord to accept a particular Disposition or any Disposition, nor does the rejection of any one such offer of first refusal constitute a waiver or release of the obligation of the Grantor to submit other offers hereunder to Landlord. In the event Landlord accept such offer of first refusal, the transaction shall be consummated pursuant to the terms and conditions of the Disposition described in the notice to Landlord. In the event Landlord rejects such offer of first refusal, Grantor may consummate the Disposition with such other person, firm, or entity; but any decrease in price of more than two percent (2%) of the price sought from Landlord or any change in the terms of payment for such Disposition shall constitute a new transaction requiring a further option of first refusal to be given to Landlord hereunder.
     f) Without limiting any of the provisions of this Section 24, if pursuant to the Federal Bankruptcy Code (herein referred to as the “Code”), or any similar law hereafter enacted having the same general purpose, Tenant is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall, to the extent permitted by law, be deemed to mean the deposit of cash security in an amount equal to the sum of six (6) month’s Fixed Basic Rent plus an amount equal to the Additional Rent for the six (6) months preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord for the balance of the Term, without interest, as security for the full performance of all of Tenant’s obligations under this Lease, to be held and applied in the manner specified for any security deposit required hereunder.
     g) Except as specifically set forth above, no portion of the Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Tenant, nor shall Tenant pledge its interest in this Lease or in any security deposit required hereunder.
     h) In the event Tenant desires to assign its lease or sublet any portion of the Premises, Tenant shall cause any and all advertisements or notices of availability to be delivered to Landlord for Landlord’s approval prior to releasing or publishing same. Any such advertisements or notices may be delivered to Landlord via email or other electronic transmission. If Landlord fails to respond to such advertisements or notices within five (5) days after Tenant’s delivery thereof to Landlord, Landlord’s approval of such advertisements or notices shall be deemed granted.
25. Subordination. This Lease and Tenant’s rights under this Lease shall be subordinate at all times in lien and priority to any first mortgage or other primary encumbrance now or hereafter placed upon or affecting the Property or the Premises, and to the lien of any second mortgage or encumbrance with the consent of the first mortgagee, and to the lien of all renewals, modifications, consolidations and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant shall execute and deliver within fifteen (15) days after demand any further commercially reasonable instrument or instruments confirming the subordination of this Lease to the lien of any such first mortgage or to the lien of any other mortgage, if requested to do so by Landlord with the consent of the first mortgagee, and any further commercially reasonable instrument or instruments of attornment that may be desired by any such mortgagee or Landlord, provided, however, that any holder of such lien or mortgage agrees not to disturb the use and occupancy of the Premises in accordance with the terms of this Lease upon any foreclosure. Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by giving notice in writing to Tenant and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery. In that event such mortgagee shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution and delivery of the mortgage and had been assigned to such mortgagee. Landlord shall use commercially reasonable efforts to obtain a subordination, nondisturbance and attornment agreement in a form reasonably acceptable to Tenant from any present or future mortgagees or ground lessors of the Property.
26. Curing Tenant’s Defaults. If Tenant defaults in the performance of any of its obligations under this Lease beyond any applicable notice and cure period, Landlord may, without any obligation to do so and in addition to any other rights it may have in law or equity, elect to cure such default on behalf of Tenant after written notice (except in the case of emergency) to Tenant. Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including Interest thereon from the respective dates of Landlord’s making the payments and incurring such costs, which sums and costs together with interest thereon shall be deemed Additional Rent payable within ten (10) days of demand.
27. Surrender.
     a) At the expiration of the Term or earlier termination of this Lease, Tenant shall promptly yield up the Premises and all improvements, alterations and additions thereto, and all fixtures and equipment servicing the Premises in a condition which is clean of garbage and debris and broom clean and in the same condition, order and repair in which they are required to be kept throughout the Term, ordinary wear and tear and damage by fire and other insured casualty excepted.
     b) If Tenant, or any person claiming through Tenant, continues to occupy the Premises after the expiration of the Term or earlier termination of this Lease or any renewal thereof without prior written consent of Landlord, the tenancy under this Lease shall become, at the option of Landlord, expressed in a written notice to Tenant and not otherwise, a month-to-month lease, terminable by Landlord on thirty (30) days prior notice, under the same terms and conditions set forth in this Lease; and (ii) the Fixed Basic Rent during such continued occupancy shall be one hundred fifty percent (150%) of the amount set forth in Section 6. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord’s prior written consent shall constitute an event of default under this Lease and shall be subject to all the remedies set forth in Subsection 28(b) of this Lease.
28. Defaults-Remedies.
     a) Defaults. It shall be a default or event of default under this Lease if any one or more of the following events occurs:

               (1) Tenant fails to pay in full, when due and without demand, any and all installments of Fixed Basic Rent or Additional Rent or any other charges or payments due and payable under this Lease whether or not herein included as rent and such failure shall continue for more than ten (10) days after receipt of written notice from Landlord; provided, however, Landlord shall not be required to provide written notice under this Section 28(a)(1) more than twice in any twelve (12) consecutive month period.
               (2) Tenant violates or fails to perform or otherwise breaches any agreement, term, covenant or condition contained in this Lease and such failure or breach continues for more than thirty (30) days after receipt of written notice from Landlord.
               (3) Tenant abandons or vacates the entire Premises without notice and without having first paid to Landlord in full all Fixed Basic Rent, Additional Rent and other charges that have become due and fails to continue paying all which will become due thereafter through the end of the Term, and fails to maintain the insurance required to be carried by Tenant under this Lease.
               (4) Tenant becomes insolvent or bankrupt in any sense or makes an assignment for the benefit of creditors or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver or similar official for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon by any sheriff, marshal or constable; provided, however, that any proceeding brought by anyone other than the parties to this Lease under any bankruptcy, reorganization arrangement, insolvency, readjustment, receivership or similar law shall not constitute an event of default until such proceeding, decree, judgment or order has continued unstayed for more than sixty (60) consecutive days.
               (5) Any of the events enumerated in Subsections (a)(i) through (a)(iv) of this Section 28 happen to any guarantor of this Lease, if any.
     b) Remedies. Upon the occurrence of an event of default under this Lease, Landlord shall have all of the following rights:
          (i) Landlord may charge a late payment charge of five (5%) percent of any amount owed to Landlord pursuant to this Lease which is not paid within ten (10) days of the due date which is set forth in the Lease or, if a due date is not specified in this Lease, within thirty (30) days of the mailing of a bill therefor by Landlord. Nothing in this Lease shall be construed as waiving any rights of Landlord arising out of any default of Tenant, by reason of Landlord’s imposing or accepting any such late charge(s) and/or interest; the right to collect such late charge(s) and/or interest is separate and apart from any rights relating to remedies of Landlord after default by Tenant including, without limitation, the rights and remedies of Landlord provided herein.
          (ii) Landlord may accelerate the whole or any part of the Fixed Basic Rent and all Additional Rent for the entire unexpired balance of the Term (to the extent Additional Rent can be reasonably determined for such period), as well as all other charges, payments, costs and expenses herein agreed to be paid by Tenant, and any Fixed Basic Rent or other charges, payments, costs and expenses so accelerated shall, in addition to any and all installments of rent already due and payable and in arrears and any other charge or payment herein reserved, included or agreed to be treated or collected as rent and any other charge, expense or cost herein agreed to be paid by Tenant which may be due and payable and in arrears, be deemed due and payable as if, by the terms and provisions of this Lease, such accelerated rent and other charges, payments, costs and expenses were on that date payable in advance. Such accelerated rent and other charges, payments, costs and expenses collected from Tenant pursuant to this Section 28(b)(ii) shall be discounted to present value using an interest rate of six percent (6%) per annum, and upon the collection of such sums by Landlord, Tenant shall be fully released from any and all liabilities and obligations under the terms of this Lease and this Lease shall be deemed terminated.
          (iii) Landlord may re-enter the Premises and, at the option of Landlord, remove all persons and all or any property therefrom, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable for prosecution or damages therefor, and Landlord may repossess and enjoy the Premises. Upon recovering possession of the Premises by reason of or based upon or arising out of a default on the part of Tenant, Landlord may, at Landlord’s option, either: (y) terminate this Lease, or (z) make such alterations and repairs as may be necessary in order to relet the Premises and then relet the Premises or any part or parts thereof, either in Landlord’s name or otherwise, for a term or terms which may, at Landlord’s option, be less than or exceed the period which would otherwise have constituted the balance of the Term and at such rent or rents and upon such other terms and conditions as in Landlord’s sole discretion may seem advisable and to such person or persons as may in Landlord’s discretion seem best; upon each such reletting all rents received by Landlord from such reletting shall be applied as follows: first, to the payment of any reasonable and actual costs and expenses of such reletting, including all reasonable costs of alterations and repairs; second, to the payment of any indebtedness other than Fixed Basic Rent, Additional Rent or other charges due hereunder from Tenant to Landlord; third, to the payment of Fixed Basic Rent, Additional Rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as it may become due and payable hereunder. If rentals received from reletting during any month are less than that to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of the Premises or the making of alterations or improvements thereto or the reletting thereof shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of termination is given to Tenant. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises or, in the event that the Premises or any part or parts thereof are relet, for failure to collect the rent thereof under such reletting. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.
          (iv) In the event of a default by Landlord of its duties and obligations under this Lease, Tenant shall have all rights and remedies available at law or in equity.
          (v) CONFESSION OF JUDGMENT FOR POSSESSION. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT OR UPON THE EXPIRATION OR

TERMINATION OF THE TERM OF THIS LEASE, FOR THE PURPOSE OF OBTAINING POSSESSION OF THE PREMISES, TENANT HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR TENANT AND ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST TENANT FOR POSSESSION OF THE PREMISES, AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, IN FAVOR OF LANDLORD, FOR RECOVERY BY LANDLORD OF POSSESSION THEREOF, FOR WHICH THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE PREMISES, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY STAY OF EXECUTION. IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED THE SAME SHALL BE TERMINATED AND THE POSSESSION OF THE PREMISES REMAINS IN OR IS RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON THE OCCURRENCE OF ANY SUBSEQUENT EVENT OF DEFAULT TO CONFESS JUDGMENT IN ONE OR MORE FURTHER ACTIONS IN THE MANNER AND FORM SET FORTH ABOVE TO RECOVER POSSESSION OF SAID PREMISES FOR SUCH SUBSEQUENT DEFAULT. TENANT WAIVES ALL ERRORS IN CONNECTION WITH ANY SUCH CONFESSION OF JUDGMENT. NO SUCH TERMINATION OF THIS LEASE, NOR TAKING, NOR RECOVERING POSSESSION OF THE PREMISES SHALL DEPRIVE LANDLORD OF ANY REMEDIES OR ACTION AGAINST TENANT FOR FIXED BASIC RENT, ADDITIONAL RENT OR FOR OTHER SUMS DUE HEREUNDER OR FOR DAMAGES DUE OR TO BECOME DUE FOR THE BREACH OF ANY CONDITION OR COVENANT HEREIN CONTAINED, NOR SHALL THE BRINGING OF ANY SUCH ACTION FOR RENT AND/OR OTHER SUMS DUE HEREUNDER, OR BREACH OF COVENANT OR CONDITION NOR THE RESORT TO ANY OTHER REMEDY HEREIN PROVIDED FOR THE RECOVERY OF RENT AND/OR OTHER SUMS DUE HEREUNDER OR DAMAGES FOR SUCH BREACH BE CONSTRUED AS A WAIVER OF THE RIGHT TO INSIST UPON THE FORFEITURE AND TO OBTAIN POSSESSION IN THE MANNER HEREIN PROVIDED.
          c) Waiver of Jury Trial. IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT (A) THEY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OF OCCUPANCY OF THE PREMISES OR CLAIM OF INJURY OR DAMAGE, AND (B) IN ANY ACTION ARISING HEREUNDER, THE LEGAL FEES OF THE PREVAILING PARTY WILL BE PAID BY THE OTHER PARTY TO THE ACTION.
          d) Non-Waiver. No waiver by Landlord of any breach by Tenant of any of Tenant’s obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any other obligation, agreement or covenant, nor shall any forbearance by Landlord to seek a remedy for any event of default by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent event of default.
          e) Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the parties hereto is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute.
29. Condition of Premises. Tenant’s occupancy of the Premises on the Commencement Date shall constitute acceptance of the work performed by Landlord pursuant to Section 3 of this Lease, subject to latent defects and all punch list items.
30. Hazardous Substances.
     a) Tenant shall not cause or allow the generation, treatment, storage or disposal of Hazardous Substances on or near the Premises or Property, except for de minimis amounts in the ordinary course of Tenant’s business which are used in compliance with all applicable Federal, state and local laws, regulations and ordinances. “Hazardous Substances” shall mean (i) any hazardous substance as that term is now or hereafter defined in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended, (ii) any hazardous waste or hazardous substance as those terms are now or hereafter defined in any local, state or Federal law, regulation or ordinance not inapplicable to the Premises and Property, or (iii) petroleum including crude oil or any fraction thereof. In the event Tenant uses any Hazardous Substances, Tenant shall dispose of such substances in accordance with all applicable Federal, state and local laws, regulations and ordinances.
     b) Landlord represents that on the Commencement Date the Premises shall be free of all Hazardous Substances.
     c) Tenant agrees to indemnify, defend and hold harmless Landlord, its employees, agents, successors, and assigns, from and against any and all damage, claim, liability, or loss, including reasonable attorneys’ and other fees, arising out of or in any way connected to the generation, treatment, storage or disposal of Hazardous Substances by Tenant, its employees, agents, contractors, or invitees, on the Premises or Property. Such duty of indemnification shall include, but not be limited to damage, liability, or loss pursuant to all Federal, state and local environmental laws, rules and ordinances, strict liability and common law.
     d) Landlord agrees to indemnify, defend and hold harmless Tenant, its employees, agents, successors, and assigns, from and against any and all damage, claim, liability, or loss, including reasonable attorneys’ and other fees, arising out of or in any way connected to the generation, treatment, storage or disposal of Hazardous Substances by anyone other than Tenant, its employees, agents, contractors, or invitees, on the Premises or Property. Such duty of indemnification shall include, but not be limited to damage, liability, or loss pursuant to all Federal, state and local environmental laws, rules and ordinances, strict liability and common law.
     e) Tenant agrees to notify Landlord immediately of any disposal of Hazardous Substances in the Premises or Property in violation of this Lease, of any discovery of Hazardous

Substances in the Premises or the Property, or of any notice by a governmental authority or private party alleging or suggesting that a disposal of Hazardous Substances on or near the Premises or Property may have occurred. Furthermore, Tenant shall provide the Landlord with full and complete access to any documents or information in its possession or control relevant to the question of the generation, treatment, storage, or disposal of Hazardous Substances on or near the Premises or the Property.
31. Recording. Neither this Lease nor a memorandum of this Lease shall be recorded in any public records without the written consent of Landlord.
32. Brokers’ Commission. Landlord and Tenant represent and warrant to each other that the Brokers (as defined in the Preamble) are the sole brokers with whom the parties have negotiated in bringing about this Lease and the parties agree to indemnify and hold each other harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease by Landlord and Tenant.
33. Notices. All notices, demands, requests, consents, certificates, and waivers required or permitted hereunder from either party to the other shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid, or by recognized overnight courier, addressed as follows:
If to Tenant prior to the Commencement Date:
NuPathe, Inc.
375 E. Elm Street, Suite 110
Conshohocken, PA 19428
Attention: Suzanne M. Hanlon, VP Administration,
General Counsel, Secretary
If to Tenant after the Commencement Date:
NuPathe, Inc.
227 Washington Street
Conshohocken, PA 19428
Attention: Suzanne M. Hanlon, VP Administration,
General Counsel, Secretary
with a copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Tracy L. Steele, Esquire
If to Landlord:
Washington Street Associates II, L.P.

2701 Renaissance Boulevard
4th Floor
King of Prussia, PA 19406
Attention: Mr. Richard Heany
with a copy to:
Macartney, Mitchell & Campbell, LLC
2701 Renaissance Boulevard
4th Floor
King of Prussia, PA 19406
Attention: Sean E. Mitchell, Esquire
Either party may at any time, in the manner set forth for giving notices to the other, specify a different address to which notices to it shall thereafter be sent. All notices shall be effective upon receipt or rejection of receipt by the addressee.
34. Irrevocable Offer: No Option. The submission of this Lease by Landlord to Tenant for examination shall not constitute a reservation of or option for the Premises. This Lease shall become effective only upon execution thereof by an authorized officer of the general partner of the Landlord on behalf of Landlord and by an authorized officer of Tenant.
35. Inability to Perform. If the parties are delayed or prevented from performing any of their obligations under this Lease by reason of strike, labor troubles, acts of war, terrorism, bioterrorism or any cause whatsoever beyond the parties’ control, the period of such delay or such prevention shall be deemed added to the time herein provided for the performance of any such obligation. Notwithstanding the foregoing, the terms of this Section 35 shall not apply nor have any affect whatsoever on Tenant’s obligations to pay Fixed Basic Rent, Additional Rent or any other sums due under this Lease, except in the event of a banking system failure.
36. Survival. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Term, whether by lapse of time or otherwise, shall not relieve Tenant from its obligations accruing prior to the expiration of the Term.
37. Authority. The person executing this Lease on behalf of Tenant hereby covenants and warrants that: Tenant is a duly formed corporation qualified to do business in the state in which the Property is located; Tenant will remain qualified to do business in said state throughout the Term and any renewals thereof; and such persons are duly authorized by such corporation to execute and deliver this Lease on behalf of the corporation. The person executing this Lease on behalf of Landlord hereby covenants and warrants that: Landlord is a duly formed limited partnership qualified to do business in the state in which the Property is located; Landlord will remain qualified to do business in said state throughout the Term and any renewals thereof; and such persons are duly authorized by such limited partnership to execute and deliver this Lease on behalf of the limited partnership.
38. Tenant Representations and Warranties. Tenant hereby represents and warrants to Landlord that Tenant’s most recent financial statements delivered to Landlord in connection with the execution of this Lease are true in all material respects and no material adverse changes have occurred with respect thereto. Tenant covenants that upon written request from Landlord (which request shall not be made more than one (1) time in any (1) calendar year), Tenant will deliver to Landlord current financial statements which shall be prepared in accordance with generally accepted accounting principles consistently applied. Landlord warrants that such financial statements shall remain confidential and will only be provided to prospective lenders and purchasers of the Property.
39. Waiver of Invalidity of Lease. Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or make any claim that the Lease is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, without limitation, requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements and each party hereby waives the right to assert any such defenses or make any claim of invalidity or unenforceability due to any of the foregoing.
40. Security Deposit. As additional security for the full and prompt performance by Tenant of the terms and covenants of this Lease, Tenant has deposited with Landlord the Security Deposit. The Security Deposit shall not constitute rent for any month (unless so applied by Landlord on account of Tenant’s default hereunder). Tenant shall, within ten (10) days after demand, restore any portion of the Security Deposit which may be applied by Landlord to cure any default by Tenant hereunder. To the extent that Landlord has not applied the Security Deposit or any portion thereof on account of a default, the Security Deposit, or such remaining portion of the Security Deposit, shall be returned to Tenant, without interest, promptly following the termination of this Lease.
41. Estoppel Certificate. Either party shall from time to time, but no more than twice in any one calendar year, within ten (10) business days after the other party’s request or that of any mortgagee of Landlord, execute, acknowledge and deliver to the requesting party a written instrument in recordable form, substantially in the form attached hereto as Exhibit G, certifying (i) that this Lease is in full force and effect and has not been modified, supplemented or amended (or, if there have been modifications, supplements or amendments, that it is in full force and effect as modified, supplemented or amended, and stating such modifications, supplements and amendments); (ii) the dates to which Fixed Basic Rent and Additional Rent and any other charges arising hereunder have been paid; (iii) the amount of any prepaid rents or credits due Tenant, if any; (iv) if applicable, that Tenant has accepted possession and has entered into occupancy of the Premises, and certifying the Commencement Date; (v) whether or not, to the best of the certifying party’s knowledge, all conditions under the Lease to be performed by the requesting party prior thereto have been satisfied and whether or not the requesting party is then in default in the performance of any covenant, agreement or condition contained in this Lease and specifying each, if any, unsatisfied condition and each, if any, default of which the certifying party may have knowledge; and (vi) any other fact or condition related to the Lease reasonably requested. Any certification delivered pursuant to the provisions of this Section shall be intended to be relied upon by the requesting party and any mortgagee or prospective mortgagee or purchaser of the Property or of any interest therein. Notwithstanding the foregoing, either party’s failure to furnish an estoppel certificate within said ten (10) business day period shall constitute an event of default under this Lease.

42. Rights Reserved by Landlord. Landlord waives no rights, except those that may be specifically waived herein, and explicitly retains all other rights including, without limitation, the following rights, each of which Landlord may exercise without notice to Tenant (except as otherwise required herein) and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim:
     a) To change the name or street address of the Building after prior written notice to Tenant of such change;
     b) The exclusive right to use the name of the Building for all purposes, except that Tenant may use the name on its business address;
     c) To install, affix and maintain any and all signs on the exterior and on the interior of the Building or the Property;
     d) To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises after reasonable prior notice to and coordination with Tenant and during the continuance of any of such work, to temporarily close doors, entry ways, public space and corridors in the Building and to temporarily interrupt or temporarily suspend services or use of Common Facilities, all without affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible and usable. During the progress of any such work on the Premises or the Building, Landlord will use commercially reasonable efforts not to inconvenience Tenant or interfere with the conduct of Tenant’s business in the Premises;
     e) To furnish door keys for the entry door(s) in the Premises on the Commencement Date and to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. Tenant agrees to purchase only from Landlord additional duplicate keys as required (at Landlord’s actual cost therefor), to change no locks, and not to affix locks on doors without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Upon the expiration of the Term or Tenant’s right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises;
     f) To designate and approve all window coverings used in the Building;
     g) To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Building so as not to exceed the legal load per square foot designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times, in such manner and upon such terms as Landlord shall direct in writing;
     h) To uniformly regulate with all tenants of the Building the delivery of supplies and the usage of the loading docks, receiving areas and freight elevators;

     i) To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises;
     j) To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building or on the Property (except to the extent such exclusive right would prevent Tenant’s business use of the Premises);
     k) To alter the layout, design and/or use of the Building in such manner as Landlord, in its sole but reasonable discretion, deems appropriate, so long as the character of the Building as a first class office building is maintained and provided such alteration does not unreasonably interfere with Tenant’s access and use of the Premises and the Property or Tenant’s rights under this Lease; and,
     l) The exclusive right to use or dispose of the use of the roof of the Building.
43. Miscellaneous.
     a) Entire Agreement. This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.
     b) Modification. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties.
     e) Interpretation. The masculine (or neuter) pronoun, singular number, shall include the masculine, feminine and neuter genders and the singular and plural number.
     d) Exhibits. Each writing or plan referred to herein as being attached as an Exhibit or otherwise designated herein as an Exhibit hereto is hereby made a part of this Lease.
     e) Captions and Headings. The captions and headings of sections, subsections and the table of contents herein are for convenience only and are not intended to indicate all of the subject matter in the text and they shall not be deemed to limit, construe, affect or alter the meaning of any provisions of this Lease and are not to be used in interpreting this Lease or for any other purpose in the event of any controversy.
     f) Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.
     g) Joint and Several Liability. If two or more individuals, corporations, partnerships or other persons (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other persons to pay the Rent and perform all other obligations under this Lease shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other persons shall be deemed to have been given or made by, with or to all of them. In like mariner, if Tenant shall be a partnership or other legal entity, the members of which are, by virtue of any applicable law or regulation, subject to personal liability, the liability of each such member shall be joint and several.
     h) No Representations by Landlord. Landlord and Landlord’s agents have made no representations, agreements, conditions, warranties, understandings or promises, either oral or written, other than as expressly set forth in this Lease, with respect to this Lease, the Premises, the Building, and/or the Property.
     i) Relationship of Parties. This Lease shall not create any relationship between the parties other than that of Landlord and Tenant.
     j) Choice of Law. The terms of this Lease shall be construed under the laws of the Commonwealth of Pennsylvania, and that exclusive jurisdiction and venue shall be in the Court of Common Pleas of the County in which the Property is located without regard to principles of choice or conflict of law; the personam jurisdiction to which each party submits.
     k) Time is of the Essence. Time is of the essence in all provisions of this Lease.
44. Additional Definitions.
     a) “Date of this Lease” or “date of this Lease” shall mean the Effective Date.
     b) “Landlord” as used in this Lease includes the Landlord named above as well as its successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this lease as Landlord. Any such person, whether or not named herein, shall have no liability hereunder accruing after ceasing to hold title to the Property. Neither Landlord nor any principal of Landlord nor any owner of the Building or the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease, the Premises or the Property, and if Landlord is in breach or default with respect to Landlord’s obligations under this Lease or otherwise, Tenant shall look solely to the equity of Landlord in the Premises and the Property for the satisfaction of Tenant’s remedies.
     c) “Tenant” as used in this Lease includes the Tenant named above as well as its heirs, successors and assigns, each of which shall be under the same obligations, liabilities and disabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this Lease as Tenant. Each and every person named above as Tenant shall be bound jointly and severally by the terms, covenants and agreements contained herein. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant, immediate or remote, unless the assignment to such assignee is permitted under the terms of this Lease or has been approved in writing by Landlord. Any notice required or permitted by the terms of this Lease may be given by or to any one of the persons named above as Tenant, and shall have the same force and effect as if given by or to all of them.

     d) “Mortgage” and “Mortgagee” as used in this Lease includes any lien or encumbrance on the Premises, the Building or the Property or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground lease if Landlord’s interest is or becomes a leasehold estate. The word “mortgagee” is used herein to include the holder of any mortgage, including any ground Landlord if Landlord’s interest is or becomes a leasehold estate. Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.
     e) “Person” as used in this Lease includes a natural person, a partnership, a corporation, an association, and any other form of business association or entity.
     f) “Rent” or “rent” as used in this Lease shall mean all Fixed Basic Rent and Additional Rent and any other rent or other sums due under this Lease reserved under this Lease.
     SECTION 28(b) HEREOF SETS FORTH A WARRANT OR AUTHORITY FOR AS ATTORNEY TO CONFESS JUDGMENT FOR POSSESSION AGAINST TENANT. IN GRANTING THIS WARRANT OF ATTORNEY TO CONFESS JUDGMENT FOR POSSESSION AGAINST TENANT, TENANT HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, AND (ON THE ADVICE OF THE SEPARATE COUNSEL OF TENANT, IF TENANT HAS USED COUNSEL IN REGARD TO ENTERING INTO THIS LEASE) UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TENANT HAS OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA.
45. Renewal Option. Tenant is hereby granted one (1) option to renew this Lease (“Renewal Option”), upon the following terms and conditions:
     a) At the time Tenant elects to exercise the Renewal Option, and on the first day of such renewal period (such period, the “Renewal Period”), an event of default shall not have occurred and be continuing under the terms and provisions of this Lease, and Tenant shall be in possession of the Premises pursuant to this Lease.
     b) Notice of Tenant’s election to exercise the Renewal Option shall be sent to the Landlord in writing at least nine (9) months but not more than fifteen (15) months before the expiration of the Term.
     c) The Renewal Period shall be for a period of five (5) years, to commence at the expiration of the Term, and all of the terms and conditions of this Lease, other than the Fixed Base Rent, shall apply during the Renewal Period.
The annual Fixed Basic Rent to be paid during the Renewal Term shall be as set forth in a written notice from Landlord to Tenant, and shall be the greater of (i) the escalated Fixed Basic Rent in the final year of the Term or (ii) the then fair market rental value of the Premises, as determined by Landlord in the exercise of its sole but reasonable business judgment based upon the then prevailing market rents of similar buildings in the same geographic market as the

Premises. In no event shall the Fixed Basic Rent to be paid during the Renewal Term be less than that paid for the Premises during the last year of the Term.
     d) Notwithstanding the foregoing, in the event Tenant disputes the reasonableness of Landlord’s determination of the fair market rental value of the Premises, Tenant may, by notice to Landlord, invoke the arbitration procedure set forth below. Such arbitration procedure shall be as follows:
          (i) Tenant shall give a notice (the “Arbitration Notice”) to Landlord stating that Tenant desires to meet within ten (10) days to attempt to agree on a single arbitrator (the “Arbitrator”) to determine the fair market rental value. If Landlord and Tenant have not agreed on the Arbitrator within thirty (30) days after the giving of the Arbitration Notice, then either Landlord or Tenant, on behalf of both, may apply to the American Arbitration Association or any organization which is the successor thereof (the “AAA”) for appointment of the Arbitrator, or, if the AAA shall not then exist or shall fail, refuse or be unable to act such that the Arbitrator is not appointed by the AAA within sixty (60) days after application therefor, then either party may apply to the appropriate court in the county in which the Property is located (the “Court”) for the appointment of the Arbitrator and the other party shall not raise any question as to the Court’s full power and jurisdiction to entertain the application and make the appointment. The date on which the Arbitrator is appointed is the “Appointment Date.” Regardless of how appointed, the Arbitrator shall be a commercial real estate appraiser with at least ten (10) years prior experience in commercial leasing in the market in which the Premises is located and shall be a member of the American Institute of Real Estate Appraisers, the Society of Real Estate Appraisers or any successor organization. Furthermore, the Arbitrator shall have no direct or indirect financial or other business interest in Landlord or Tenant or any entity affiliated with either of them. The arbitration shall be conducted in accordance with the then prevailing rules of the local office of the AAA or such other rules as the Arbitrator, Landlord and Tenant shall mutually agree upon, but in any event modified as follows:
               (1) Within twenty (20) days after the Appointment Date, Landlord and Tenant shall deliver to the Arbitrator two copies of their respective written determinations of the fair market rental value (each, a “Determination”) for the Premises. After the submission of any Determination, the submitting party may not make any additions to or deletions from, or otherwise change, such Determination. If either party fails to deliver its Determination within such time period, time being of the essence with respect thereto, such party shall be deemed to have irrevocably waived its right to deliver a Determination and the Arbitrator, without holding a hearing, shall accept the Determination of the submitting party as the fair market rental value of the Premises. If each party timely submits a Determination, the Arbitrator shall, promptly after its receipt of the second Determination, deliver a copy of each party’s Determination to the other party.
               (2) If the fair market rental value of the Premises has not been determined pursuant to subclause (1) of this Section, then upon not less than ten (10) days’ notice to the parties, the Arbitrator shall hold one or more hearings with respect to the determination of the fair market rental value of the Premises. Each of the parties shall be entitled to present all relevant evidence and to cross-examine witnesses at the hearings.

               (3) The Arbitrator shall be instructed, and shall be empowered only, to select one of the Determinations as the fair market rental value of the Premises (i.e., select the Determination that the Arbitrator believes is the more accurate reflection of the fair market rental value). Without limiting the generality of the foregoing, in rendering his or her decision, the Arbitrator shall not add to, subtract from or otherwise modify the provisions of this Lease or either of the Determinations.
          (ii) The arbitration procedures set forth in this Section shall constitute a written agreement to submit any dispute regarding the determination of the fair market rental value to arbitration. The arbitration decision, determined as provided in this Section, shall be conclusive and binding on the parties, shall constitute an “award” by the Arbitrator within the meaning of the AAA rules and applicable law, and judgment may be entered thereon in any court of competent jurisdiction. Each party shall pay its own fees and expenses relating to the arbitration (including, without limitation, the fees and expenses of its counsel and of experts and witnesses retained or called by it). Each party shall pay one-half of the fees and expenses of the AAA and of the Arbitrator; provided, that (a) the Arbitrator shall have the authority to award such fees and expenses in favor of the prevailing party and (b) if either party fails to submit a Determination within the period provided therefor, such non-submitting party shall pay all of such fees and expenses.
          (iii) If the fair market rental value of the Premises shall not be determined prior to the commencement of the Renewal Period, Tenant shall pay an interim Fixed Basic Rent for the Renewal Period equal to Landlord’s determination of fair market rental. When the fair market value is determined, Fixed Basic Rent for such period shall be recomputed and, if such recomputed Fixed Basic Rent for such period is in excess of the interim Fixed Basic Rent so paid, Tenant shall, within thirty (30) days after such amount has been determined, pay to Landlord an amount equal to such excess and if such recomputed Fixed Basic Rent is less than the interim Fixed Basic Rent so paid, Landlord shall credit any excess interim Fixed Basic Rent against future installments of Fixed Basic Rent. In any event, after the fair market rental value of the Premises shall have been determined (whether by agreement or otherwise as hereinabove provided), Landlord and Tenant shall execute an amendment to this Lease confirming the Fixed Basic Rent.
46. Rights of First Offer. Subject to the rights of any and all tenants of the Building pursuant to leases executed prior to or as of the date of this Lease, during the Term, so long as this Lease is in full force and effect and/or no default by Tenant has occurred under or pursuant to this Lease which has continued uncured beyond any applicable notice and/or cure period, Tenant shall have an ongoing right of first offer (a “ROFO”) to lease the 1,332 rentable square feet of space adjacent to the Premises as depicted on Test Fit Plan TF-2 dated November 6, 2007 attached to the Work Letter (the “First Additional Space”). In the event the First Additional Space becomes available during the Term, Landlord shall provide written notice to Tenant that the First Additional Space is available and set forth the terms upon which Landlord intends to offer the First Additional Space for lease (the “Notice of Availability”). Tenant shall have ten (10) business days after its receipt of the Notice of Availability in which to notify Landlord that it elects to exercise its rights hereunder and expand the Premises to include the First Additional Space. If Tenant so elects to expand the Premises to include the First Additional Space, Landlord and Tenant shall promptly amend this Lease and add the First Additional Space to the

Premises, whereby Tenant shall lease the First Additional Space on the same terms and conditions as provided for in the Notice of Availability. All of the other terms and conditions of this Lease will apply to Tenant’s leasing of the First Additional Space. With respect to any Landlord’s Work Letter obligations with respect to the First Additional Space, Landlord shall provide Tenant with a tenant improvement allowance equal to $0.33 per rentable square foot for each month remaining in the Term and any other Landlord Work Letter obligations with respect to the First Additional Space shall be subject to reasonable mutual agreement to the same, if any, by Landlord and Tenant. Landlord will have no liability to Tenant if any tenant of the First Additional Space wrongfully holds over. In the event such tenant wrongfully holds over, Landlord will attempt in good faith and use commercially reasonable efforts to cause such tenant to vacate the First Additional Space.
If Tenant elects not to lease such First Additional Space or fails to accept or reject such First Additional Space within the ten (10) business day period then Tenant’s ROFO with respect to the First Additional Space shall be automatically null and void, subject to reintroduction as set forth below. Landlord may thereafter proceed to lease the First Additional Space to any existing tenant of the Building or to any third party on such terms and conditions as set forth in the Notice of Availability.
     b) In the event Landlord intends to offer to lease such First Additional Space to any existing tenant of the Building or to any third party as permitted above, and the economic terms and conditions offered by Landlord to an offeree in the aggregate (i.e., including, by way of example, fixed basic rent, tenant improvements and free rent concessions) are more favorable than the economic terms and conditions set forth in the Notice of Availability, then Landlord must provide written notice to Tenant of the new terms upon which Landlord intends to offer the First Additional Space for lease (the “New Notice of Availability”). Tenant shall have eight (8) business days after its receipt of the New Notice of Availability in which to notify Landlord that it elects to exercise its rights hereunder and expand the Premises to include the First Additional Space. If Tenant so elects to expand the Premises to include the First Additional Space, Landlord and Tenant shall promptly amend this Lease and add the First Additional Space to the Premises, whereby Tenant shall lease the First Additional Space on the same terms and conditions as provided for in the New Notice of Availability. All of the other terms and conditions of this Lease will apply to Tenant’s leasing of the First Additional Space. With respect to any Landlord’s Work Letter obligations with respect to the First Additional Space, Landlord shall provide Tenant with a tenant improvement allowance equal to $0.33 per rentable square foot for each month remaining in the Term and any other Landlord Work Letter obligations with respect to the First Additional Space shall be subject to reasonable mutual agreement to the same, if any, by Landlord and Tenant. Landlord will have no liability to Tenant if any tenant of the First Additional Space wrongfully holds over. In the event such tenant wrongfully holds over, Landlord will attempt in good faith and use commercially reasonable efforts to cause such tenant to vacate the First Additional Space.
     c) If Tenant elects not to lease such First Additional Space or fails to accept or reject such First Additional Space within the eight (8) business day period set forth in Section 46(b) then Tenant’s ROFO with respect to the First Additional Space shall be automatically null and void (subject to reintroduction in the event Landlord proceeds to lease such First Additional Space to any existing tenant of the Building or any third party as permitted above, and the economic terms and conditions offered by Landlord to an offeree in the aggregate (i.e., including, by way of example, fixed basic rent, tenant improvements and free rent concessions) are more favorable than the economic terms and conditions set forth in the Notice of Availability, then Landlord must repeat the process set forth in Section 46(b)). Landlord may thereafter proceed to lease the First Additional Space to any existing tenant of the Building or to any third party on such terms and conditions as set forth in the New Notice of Availability.
     d) Subject to the rights of any and all tenants of the Building pursuant to leases executed prior to or as of the date of this Lease and provided Tenant has properly exercised its ROFO under Section 46(a) or (b) of this Lease above, during the Term, so long as this Lease is in full force and effect and/or no default by Tenant has occurred under or pursuant to this Lease which has continued uncured beyond any applicable notice and/or cure period, Tenant shall have an ongoing ROFO to lease the 3,485 rentable square feet of space currently occupied by Penn State University and adjacent to the First Additional Space (the “Second Additional Space”). In the event the Second Additional Space becomes available during the Term and the ROFO under Section 46(d) is in effect, Landlord shall provide written notice to Tenant that the Second Additional Space is available and set forth the terms upon which Landlord intends to offer the Second Additional Space for Lease (the “Second Notice of Availability”). Tenant shall have ten (10) business days after its receipt of the Second Notice of Availability in which to notify Landlord that it elects to exercise its rights hereunder and expand the Premises to include the Second Additional Space. If Tenant so elects to expand the Premises to include the Second Additional Space, Landlord and Tenant shall promptly amend this Lease and add the Second Additional Space to the Premises, whereby Tenant shall lease the Second Additional Space on the same terms and conditions as provided for in the Second Notice of Availability. All of the other terms and conditions of this Lease will apply to Tenant’s leasing of the Second Additional Space. With respect to any Landlord’s Work Letter obligations with respect to the Second Additional Space, Landlord shall provide Tenant with a tenant improvement allowance equal to $0.33 per rentable square foot for each month remaining in the Term and any other Landlord Work Letter obligations with respect to the Second Additional Space shall be subject to reasonable mutual agreement to the same, if any, by Landlord and Tenant. Landlord will have no liability to Tenant if any tenant of the Second Additional Space wrongfully holds over. In the event such tenant wrongfully holds over, Landlord will attempt in good faith and use commercially reasonable efforts to cause such tenant to vacate the Second Additional Space. If Tenant elects not to lease such Second Additional Space or fails to accept or reject such Second Additional Space within the ten (10) business day period then Tenant’s ROFO with respect to the Second Additional Space shall be automatically null and void subject to reintroduction as set forth below. Landlord may proceed to lease such Second Additional Space to any existing tenant of the Building or to any third party on such terms and conditions as set forth in the Second Notice of Availability.
     e) In the event Landlord intends to offer to lease such Second Additional Space to any existing tenant of the Building or to any third party as permitted above, and the economic terms and conditions offered by Landlord to an offeree in the aggregate (i.e., including, but not limited to, fixed basic rent, tenant improvements and free rent concessions) are more favorable than the economic terms and conditions set forth in the Notice of Availability, then Landlord must provide written notice to Tenant of the new terms upon which Landlord intends to offer the Second Additional Space for lease (the “New Second Notice of Availability”). Tenant shall have eight (8) business days after its receipt of the New Second Notice of Availability in which to notify Landlord that it elects to exercise its rights hereunder and expand the Premises to include the Second Additional Space. If Tenant so elects to expand the Premises to include the Second Additional Space, Landlord and Tenant shall promptly amend this Lease and add the Second Additional Space to the Premises, whereby Tenant shall lease the Second Additional Space on the same terms and conditions as provided for in the New Second Notice of Availability. All of the other terms and conditions of this Lease will apply to Tenant’s leasing of the Second Additional Space. With respect to any Landlord’s Work Letter obligations with respect to the Second Additional Space, Landlord shall provide Tenant with a tenant improvement allowance equal to $0.33 per rentable square foot for each month remaining in the Term and any other Landlord Work Letter obligations with respect to the Second Additional Space shall be subject to reasonable mutual agreement to the same, if any, by Landlord and Tenant. Landlord will have no liability to Tenant if any tenant of the Second Additional Space wrongfully holds over. In the event such tenant wrongfully holds over, Landlord will attempt in good faith and use commercially reasonable efforts to cause such tenant to vacate the Second Additional Space.
     f) If Tenant elects not to lease such Second Additional Space or fails to accept or reject such Second Additional Space within the eight (8) business day period set forth in Section 46(e) then Tenant’s ROFO with respect to the Second Additional Space shall be automatically null and void (subject to reintroduction in the event Landlord proceeds to lease such Second Additional Space to any existing tenant of the Building or to any third party as permitted above, and the economic terms and conditions offered by Landlord to an offeree in the aggregate (i.e., including, but not limited to, fixed basic rent, tenant improvements and free rent concessions) are more favorable than the economic terms and conditions set forth in the Notice of Availability, then Landlord must repeat the process set forth in this Section 46(d)). Landlord may proceed to lease such Second Additional Space to any existing tenant of the Building or to any third party on such terms and conditions as set forth in the New Second Notice of Availability.
IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration, and intending to be legally bound, each party hereto has caused this agreement to be duly executed under seal.

Landlord:
Date Signed: 1/10/08	WASHINGTON STREET ASSOCIATES II, L.P., a Pennsylvania limited partnership
	By:	WASHINGTON STREET ASSOCIATES II
ACQUISITION CORPORATION, its
general partner

	By:	/s/ Richard Heany
		Name:	Richard Heany
		Title:	President

Tenant:

Date Signed: 12/21/07	NUPATHE, Inc.
	By:	/s/ Jane H. Hollingsworth
		Name:	J. H. Hollingsworth
		Title:	CEO

EXHIBIT A
PREMISES/BUILDING MEASUREMENT

SPACE
MANAGEMENT
SYSTEMTM
TENANT AREA CALCULATION WORKSHEET

Building Owner (Client):	Washington Street Associates #2 L.P.
Building:	Millennium Three
Tenant:	NuPathe, Inc.
Floor:	2nd Floor

Space Planner:	D2 Solutions	Drawing:	TF-1	Dated:	NA

Premises Usable Area:	8,905	SF
Additional Flexible Area:	95	SF
Total Tenant Usable Area:	9,000	SF

Floor Factor Multiplier: x	1.23058
Total Tenant Rentable Area:	11,075	SF

Total Building Rentable Area:	70,811	SF
Proportion of Building:	0.15641

Requested By:	B. Kleinhans / O’Neill Properties	Prepared By:	Ken Bowser
Distribution:	B. Kleinhans / O’Neill Properties	Checked By:
		Date Issued:	11/20/2007
		Project No.:	07437-050
		Disk Label:	MillThreeTC70FL02
The above SMS Tenant Area Calculations are Prepared by Space Design Incorporated are based on the above referenced Space Plan and established formula and method as decribed in the master Bluebook for this building. We request that you review these calculations along with the attached tenant demising plan and notify us immediately it you do not concur. Upon the Incorporation of Leasing Documentation, please return an execuled copy of this form for our use in maintaining the accuracy of our record.

Client Signature	Architects
Planners
Interior Designers

Date Lease Signed	• 210 West Washington Square Philadelphia, Pennsylvania 19106 9711 215 592 7010 Fax 215 592 9527
© 1979 Space Design Incorporated	E-mail sdi@spacedesign.net

EXHIBIT B
LEGAL DESCRIPTION OF PROPERTY

EXHIBIT “B”
ALL THAT CERTAIN Unit in the property known, named and identified as Millennium, a Condominium, located in the City and Borough of Conshohocken, Montgomery County, Pennsylvania, which has heretofore been submitted to the provisions of the Uniform Condominium Act 68 PA C.S 3101 et seq by the recording in the Montgomery County Recorder of Deeds of an Amended and Restated Declaration of Condominium of Millennium, a Condominium as in Deed Book 5642 Page 1661, as may be amended from time to time (collectively, the “Declaration”), being and designated as Unit B together with a proportionate undived interest in the Common Elements (as defined in the Declaration as 10%).
BEING Parcel Number: 05-00-11856-94-6 (Unit B)

EXHIBIT B-1

INVENTORY OF OFFICE FURNITURE IN CONSHOHOCKEN OFFICE

		Number of
Type of Furniture	Description	Pieces
Board Tables	1 Large, 2 Medium Length Boardroom Tables	3

Visitors Chairs	Wooden Legs, Fabric Seat/Back	50

Office Chairs	Black Leather Rolling chairs	50

Conference Chairs	Navy Leather Rolling chairs	15

Cubicle Desk Chairs	Fabric Rolling chairs	25

Desks	Light Cherry, Executive Style *	20

Cubicles	U Shaped, Cherry Wood Cubicles	20

Office Conference Tables	Seats 4	5

White Boards	Hanging Cabinets with Doors, Cherry Wood	20

Book Cases	Cherry, Open-Faced Shelves (short and tall)	50

File Cabinet	Black Metal File Cabinets (lateral)	30

Reception area Chairs	Light Tan Cushioned Chairs	5

Low coffee tables	Varying lengths, Cherry Wood	5

*	With Left or Right Returns and Credenzas

EXHIBIT C

WORK LETTER
ATTACHED TO AND MADE PART OF
OFFICE LEASE BETWEEN
NUPATHE, INC., AS TENANT
AND WASHINGTON STREET ASSOCIATES II, L.P., AS LANDLORD
     As material inducement to Tenant to enter into the Lease, and in consideration of the covenants herein contained, Landlord and Tenant, intending to be legally bound, agree as follows:
1. Defined Terms.
The Lease is hereby incorporated by reference to the extent that the provisions of this Work Letter apply thereto. Terms not otherwise defined in this Work Letter shall have the meanings given to them in the Lease. The Base Building Work and the Premises Work, as those terms are defined below, are sometimes collectively referred to herein and in the Lease as “Landlord’s Work.”
2. Base Building Work.
     (a) Landlord shall perform, or cause to be performed, the Base Building Work (as defined in paragraph 2(c) below). Landlord will commence such work promptly and shall diligently and continuously pursue the same to completion.
     (b) Landlord shall perform, or cause to be performed, the Base Building Work at its sole cost and expense.
     (c) “Base Building Work” shall mean all labor, materials, and expertise necessary for the design and construction of the base building work as set forth on Schedule 1 attached hereto, which work shall be subject to substitution of equivalent grade, quality, color and usefulness of materials at Landlord’s sole but reasonable discretion and Landlord shall provide Tenant with written notice of any such substitution.
3. Premises Work.
In addition to performing the Base Building Work, Landlord shall provide, at its sole cost and expense, all labor, materials, and expertise necessary to turnkey the Premises (the “Premises Work”) in accordance with (a) Test Fit Plan TF-2 dated November 6, 2007 which is attached hereto as Schedule 2 and (b) Pricing Notes TF-2/D-2 dated November 6, 2007 which is attached hereto as Schedule 3 (collectively, the “Premises Plans”) and which shall provide improvements consistent with the Minimum Standard Tenant Improvements attached hereto as Schedule 4. Also, the office furniture described on Exhibit B-1 attached to the Lease shall remain in the Premises pursuant to the Lease, and Landlord shall leave all currently existing wiring and telephones located in the Premises in place (i.e., the voice and data wiring shall not be cut) for Tenant’s use during the Term.

4. Schedule; Contract; Construction.
     (a) The following persons are hereby identified as the representatives of their respective parties. To the extent necessary or required pursuant to the terms of this Work Letter, the parties shall contact the following personnel in connection with the completion of the Premises Work hereunder:

On behalf of the Landlord:	John Ambrose
Phone:	610.337.5560
Facsimile:	610.337.5599

On behalf of the Tenant:	Suzanne M. Hanlon
Phone:	484.567.0130, Ext. 1105
Facsimile:	484.567.0136
     (b) As soon as practicable after final approval of the Premises Plans, Landlord shall enter into a construction contract with a contractor (the “Construction Contract”) for the performance of Premises Work.
     (c) Landlord reserves the right: (i) to make substitutions of material of equivalent grade, quality, color and usefulness when and if any specified material shall not be readily and reasonably available, and (ii) to make reasonable changes necessitated by conditions met in the course of construction which shall not substantially deviate from the intended results of the Premises Plans; provided in either case that Tenant’s consent is first obtained, which consent shall not be unreasonably withheld and shall be given or denied promptly so as not to unreasonably delay construction.
     (d) Landlord shall perform, or cause to be performed, Landlord’s Work in accordance with the Premises Plans such that same is Substantially Completed (as defined below) on or before the Target Date. The Premises shall be deemed substantially completed (“Substantially Completed” or “Substantially Complete” or “Substantial Completion”) when a Certificate of Occupancy or Temporary Certificate of Occupancy is issued for the Premises and Tenant is legally permitted to operate its business therein. If a Temporary Certificate of Occupancy is issued for the Premises, Landlord will diligently pursue, using commercially reasonable efforts, and obtain a permanent Certificate of Occupancy.
     (e) Except as permitted by paragraph 4(c) above, changes in the Premises Work may be accomplished only by a Change Order (defined below). Tenant shall have the right to require changes in the Premises Work by making a written demand to Landlord describing the required change, but Landlord shall not perform any requested change unless a Change Order is issued with respect thereto. As used in this Work Letter, a “Change Order” shall mean a written instrument prepared by Landlord and signed by Landlord and the Tenant stating their agreement upon all of the following: (i) the change in the Premises Work; (ii) the extent of the adjustment in the Target Date, if any; and (iii) the costs of such requested changes. Landlord shall act promptly, reasonably and diligently in preparing a Change Order following its receipt of Tenant’s demand therefor. Changes in the costs of the Premises Work due to a Change Order shall be limited to (x) the actual net increase in the costs, including a five percent (5%) overhead, general conditions and administration fee but without any further mark-up by Landlord, plus (y) if the Change Order results in an extension of the Target Date (only to the extent agreed as provided in subsection 4(e)(ii) above), a sum equal to the per diem Fixed Basic Rent that would have otherwise been paid by Tenant for the period by which the Commencement Date is delayed due to such Change Order, as agreed by Landlord and Tenant in such Change Order.
     (f) Landlord shall provide Tenant notice that it anticipates the Premises Work will be Substantially Completed approximately ten (10) business days prior to the date when Landlord anticipates the Premises Work will be Substantially Completed. Within three (3) business days after the Premises Work is Substantially Completed, Landlord and Tenant shall inspect the Building and Premises, and Tenant shall create a punch list of finishing and adjustment items which Landlord has not completed substantially in accordance with the Premises Plans or which needs to be repaired. Landlord agrees to complete the items set forth on the punch-list within thirty (30) days of receipt of such list. If the items set forth on the punch list are not completed by Landlord within thirty (30) days of receipt of such list, Tenant may complete such punch list items at Landlord’s sole cost and expense. If Landlord fails to reimburse Tenant within ten (10) days after the date of Tenant’s delivery to Landlord of invoices for such work, Tenant may offset all costs and expenses incurred for such work against all Rent becoming due. Failure to include an item on the punch-list will not diminish the responsibility of Landlord to complete all Premises Work in accordance with the Premises Plans.
5. Premises Work Costs.
Landlord shall perform the Premises Work at its sole cost and expense, but Tenant shall be responsible for all costs related to (i) any Change Order; (ii) the costs of any Tenant’s Work (as defined in paragraph 7); (iii) data and telecommunication cabling (except as otherwise set forth in the Lease); (iv) Tenant’s furniture, fixtures and equipment (except as otherwise set forth in the Lease); and (v) to any expenses incidental to Tenant’s relocation to or occupancy of the Premises. Tenant shall reimburse Landlord for the costs identified in this subsection 5(i) above within thirty (30) days of Tenant’s receipt of Landlord’s written demand therefor accompanied by reasonable supporting documentation.
6. Tenant Delay.
As used in this Work Letter, the term “Tenant Delay” shall mean any:
     (i) delays caused by Tenant’s failure to comply with the specific time periods established in this Work Letter,
     (ii) delays resulting from a Change Order (not to exceed the amount of time agreed to pursuant to Paragraph 4(e) for the extension of the Target Date); and
     (iii) delays caused by Tenant Work (as defined in paragraph 7 below) unreasonably interfering with the progress of Landlord’s Work.
7. Tenant Work.

Tenant shall have access to the Building and the Premises during normal working hours no later than fifteen (15) days prior to the date of Substantial Completion for the purpose of (i) installing voice and data cabling, (ii) installing furniture, fixtures and equipment within the Premises and (iii) performing other work approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (collectively, “Tenant Work”); provided, however, that in connection with the performance of Tenant Work, Tenant shall use reasonable efforts to avoid interfering with or delaying the completion of Landlord’s Work. Tenant Work shall be subject to the reasonable coordination of Landlord and the architect.
8. Work Standards.
     (a) Landlord shall cause Landlord’s Work to be done in a good and workmanlike manner in conformity with the Premises Plans and all applicable federal, state and local laws, ordinances and building and zoning codes, and requirements of public authorities and insurance underwriters. Landlord shall cause Landlord’s Work to be carried forward expeditiously and with adequate work forces so as to achieve Substantial Completion on or before the Target Date. Landlord shall secure and pay for the building permit and all other permits and fees, licenses, and inspections necessary for the proper execution and completion of the Landlord’s Work. Landlord shall comply with and give all notices required by all applicable federal, state and local laws, ordinances and building codes, and requirements of public authorities and insurance underwriters. Landlord shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with performance of the Landlord’s Work. Landlord shall be responsible for the removal of all debris within and adjacent to the Premises, except debris created by the Tenant Work. Landlord shall obtain all customary warranties available from contractors and manufacturers in connection with Landlord’s Work. Landlord shall enforce all warranties from contractors and manufacturers on behalf of Landlord and Tenant to the extent such warranties are not solely in favor of Tenant.
     (b) Tenant shall cause the Tenant Work to be done in a good and workmanlike manner in conformity with all applicable federal, state and local laws, ordinances and building codes, and requirements of public authorities and insurance underwriters. Tenant shall secure and pay for all permits and fees, licenses, and inspections necessary for the proper execution and completion of the Tenant Work. Tenant shall comply with and give all notices required by all applicable federal, state and local laws, ordinances and building codes, and requirements of public authorities and insurance underwriters. Tenant shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with performance of the Tenant Work. Tenant shall procure insurance of the types and coverage amounts required pursuant to the Lease or as may otherwise be reasonably requested from Landlord given the nature and extent of Tenant’s Work. Tenant shall be responsible for the removal of all debris within and adjacent to the Premises created by Tenant’s Work.

SCHEDULE 1
MILLENNIUM III
BASE BUILDING SPECIFICATIONS
1.	GENERAL

The project consists of a new Class A building with two office levels and a level of parking below. The core and shell, all site work, landscaping and underground utilities, will be provided for a complete development package. By definition, the shell building shall include completed vertical transportation, toilet and mechanical rooms, a public lobby and core areas.

2.	EXTERIOR SKIN
A.	The office building skin shall be a combination of brick veneer; precast accent panels and aluminum framed insulated glass windows.

B.	The building envelope shall be thermally insulated to provide external wall system components with a minimum R-value of R-11. The overall building envelope will meet the performance requirements of ASHRAE Standard 1980 “Energy Conservation in New Building Design”.

C.	The building glass shall be shall be one inch insulated, tinted glass.
3.	ROOF
A.	The roof will be an EPDM roof on the flat portion and an asphalt architectural roof shingle on the sloped roof.

B.	The roof system components will provide a minimum R-value of 12.5.
4.	INTERIOR PUBLIC AREAS / CORE SERVICES
A.	Main Lobby: The lobby is designed with Impala Black granite floors from South Africa which were polished in Italy with Coral Travertine walls from Mexico with 9’6” high lobby ceiling.

B.	Upper Floor Lobbies: The components are painted gypsum board ceiling, paint on walls, carpeted floors and carpet base.

C.	Restrooms: The components are 2’ x 2’ x 5/8” regular acoustical ceiling, stone floors, tile at wet walls, vinyl wall covering at other walls with tile base. Stone counter tops and floor mounted aluminum toilet partitions are to be provided, as well as recessed and semi-recessed toilet accessories and full width unframed mirrors. Men and women’s restrooms shall be provided on each floor in a size and configuration to serve the occupants. Fixture counts will be based on the code requirements.

D.	Perimeter Walls: The interior faces of exterior wall shall be metal studs with insulation installed with the vapor barrier unit. Gypsum board to be provided by Tenant at Tenant’s sole cost.

E.	Core Area Partitions: The interior core area partitions shall be constructed from floor to underside of deck above of minimum 5/8” gypsum wallboard attached to each side of 3-5/8” wide 25 gauge metal studs located at 16” on center (similar for fire rated and/or shaft wall).

F.	Exterior Doors: Exterior Doors shall be medium stile aluminum and glass to match window system. Special provisions will be made to entry door systems to accommodate card access activated electronic hardware.

G.	Elevators: Elevators shall be provided for passenger use. The elevators shall have a 2500 lb. capacity. Door and frame finishes are to be brushed stainless steel. Cab finishes will be stainless steel with plastic laminate, ornamental metal 9’ ceilings, upgraded hall and car control components and shall be ADA compliant.
5.	STRUCTURAL
A.	The building shall be constructed of structural steel with composite metal deck and concrete floors. The foundation systems will be appropriate to the site specific subsurface conditions.

B.	The floors shall be designed to accommodate a maximum 100 lb. live load.

C.	The floor-to-floor height of the office building shall be such to accommodate a minimum clear ceiling height of 9’-0”.
6.	HEATING, VENTILATING AND AIR CONDITIONING

HVAC Design Criteria
A.	The HVAC system shall be designed based on the following criteria:
1.	Outdoor design conditions:
a.	Summer 93°F DB and 75°F WB

b.	Winter 0 F DB
2.	Indoor design conditions:
Office Space: 75°F DB 50% RH — Summer — Occupied at 1 person per 250 RSF 70°F DB 35% RH — Winter — Occupied at 1 person per 250 RSF.
3.	Ventilation Requirements: (Per ASHRAE 62-1989). Restrooms will be provided with 1 CFM per square foot exhaust and supply by air and infiltration.

B.	HVAC system for typical core areas

The HVAC system shall have approximately 220 tons of roof top mounted units and be a variable air volume (VAV) heating and cooling system. System shall serve approximately 300 SF per ton and be equipped with economizers and outside air intakes.
7.	ELECTRICAL SYSTEMS
A.	The entire electrical distribution system shall comply with the National Electrical Code and any applicable local codes. The building is equipped with a minimum of 1500 KVA 2500 amp service fed by electric utility company feeds with a house panel on each floor. Dual power is provided from the utility company.

B.	Emergency System

The building shall have a battery pack system or generator for life safety system; for night lights, exit lights and emergency lights.

C.	Fire Alarm System

The building will be equipped with a Class A multiplexed, electrically supervised system with smoke detection in all common areas and HVAC equipment tied into audible and visual alarms. The system will comply with BOCA and ADA requirements.
8.	PLUMBING
A.	All work shall conform to the latest BOCA National Plumbing Code and local authorities having jurisdiction.

B.	Hot water heaters shall provide hot water at 100-105° F for general usage.

C.	All plumbing fixtures shall be vitreous china, commercial quality. Water closets and urinals shall be flush valve type, siphon jet, wall hung. Lavatories shall be integral bowl, furnished with Corian vanity tops. All lavatories trim shall meet ADA requirements.
9.	FIRE PROTECTION
A.	Design Criteria

The building will be equipped with a fully automated water source fire suppression system in accordance with the following:
1.	NFPA 13 (1993) — Installation of Sprinkler Systems.

2.	BOCA Building Code.

3.	Local Fire Marshall.

B.	Automatic sprinklers shall be hydraulically designed for light, ordinary hazard in office areas, mechanical rooms and storage areas. Sprinklers shall be the following:
1.	Non Public Spaces: pendant sprinklers with heads turned up.

2.	General Public Area: chrome semi-recessed pendant sprinklers.
C.	Landlord shall be responsible for the complete installation to code for an unfinished, vacant space with main loop sprinkler heads turned up. Tenant shall be responsible, at its sole cost and expense, for pipe branches, heads turned down and additional heads to accommodate Tenant’s floor plan.
10.	LANDSCAPING
Landscaping includes new site landscaping treatment including shrubs, trees and extensive flowerbeds at entranceways.
11.	MISCELLANEOUS
A.	The entire building will be in accordance with the Americans with Disabilities Act (ADA).

B.	The building has fiber optic to the main d-mark room. Tenant to extend the fiber optic to their space at Tenant’s cost.

SCHEDULE 2
TEST FIT PLAN TF-2 DATED 11/6/07
[TO BE ATTACHED]

SCHEDULE 3
PRICING NOTES TF-2/DF-2 DATED 11/6/07
[TO BE ATTACHED]

Pricing Notes

Project:	NuPathe	Date:	11.06.07
Project No:	07-273	Plan No.:	TF-2/D-2
Location:	Millennium III	Building Landlord:	O’Neill Properties
Floor:	Second Floor	Building Contact:	Frank O’Neill
		Prepared by:	Erin Foose

Division 1	General
1.1	The term “provide”, in connection with any specified item, is intended to mean unless otherwise noted, that such items shall be furnished, installed and connected as required, typical.

Note: Costs indicated refer to manufacturer’s material cost for product only. Taxes, shipping adhesive, mark up, labor, etc. are not included.

1.2	Clean, touch up, patch, and/or repair all existing walls, partitions, columns, perimeter windows, frames, mullions, baseboard heaters and mini blinds within scope of work as required to achieve “like new” appearance.

1.3	Provide all partitions and items per plan, see plan for partition types and means of construction.

1.4	Contractor to walk through suite and advise landlord’s representative and D2 Solutions, Inc. of all field conditions not noted that will impact pricing.

1.5	Any deviations and/or assumptions from this document must be noted on preliminary pricing and submitted to D2 Solutions, Inc, tenant and landlord. Contractor is to provide an itemized pricing summary per division. Contractor to indicate all deduct or add alternates specified.

1.6	Contractor’s pricing to include all necessary permit and application fees required to fit out space per plan, typical.

Division 2:	Demolition

2.1	Contractor to reuse all items salvaged from demolition where possible to realize new plan layout unless otherwise noted. Items to include, but not limited to: doors, frames, glass, window/side lights, hardware, electrical receptacles, ceiling grid, ceiling tile, light fixtures and drinking fountains. Contractor to purchase new only if unavailable from demolition and/or building’s inventory. Contractor to ensure all salvaged items are clean and in good working order. All new items are to match existing.

2.2	Contractor to remove prior tenant’s flooring, base, wallcovering, sinks, millwork, plywood, including voice/data cabling only as noted on plan or in these pricing notes, verify infield. Contractor to provide allowance for floor prep, for areas designated to receive new finishes. Contractor to prep existing walls as required to receive new finishes.

2.3	Contractor to inspect existing floor slab for any conditions, such as control joints, expansion joints, cracks, unevenness and/or other pre-existing finishes that conflict with the installation & maintenance of the new floor coverings per this document.

Division 6:	Casework

6.1	Backer Board: (1) 3/4”x4’x8’ painted fire treated plywood panel mounted on 2”x4” wood stud spacers. Plywood to start 5” above finished floor.

Location: Server Room, if not currently existing and in good condition.

6.2	Coat Closets: Provide painted wood shelf and chrome rod it all coat closets, if not currently existing. ADA accessible in half of one closet.

6.3	Adjustable Shelves: 15” deep plastic laminate shelves on heavy duty twin slotted wall standards and heavy duty brackets. 30” maximum spacing with 6” maximum shelf overhang. (5) high typical.
Location: Storage Closets. if not currently existing and in good condition.

Division 8 (8.1 – 8.9):	Doors, Frames and Hardware

8. l	Interior Door Assembly (Purchase new only if unavailable from demolition):

Solid Door:	3’x 1-3/4” solid core wood door, height to match existing. Stain grade to match existing.
Metal Frame:	2” painted hollow metal knock down frames, to match existing.
Interior Hardware:	Heavy duty commercial grade cylinder type with ADA compliant lever handle; full mortise heavy duty butt hinges; neoprene silencers; wall/floor stops. Finish of exposed hardware to match existing.
Card Readers:	(4) new Card Readers. Where Card Readers currently exist (and are designated to remain), existing reader system to be retrofit to accommodate new tenant requirements. Coordinate work in field with tenant’s security vendor. Tie doors to building emergency system for fail-safe operation. Furnished and installed by tenant’s security vendor.

Closers:	Surface mounted overhead ADA compliant closer with concealed fasteners (no through bolting). Provide hold open feature at non-rated doors.
Location: File Room, Drug Room, Existing Server Room, if not currently existing and in good condition.

Closet Doors Hardware:	Dummy lever trim and heavy duty roller catches for double doors at Coat and Storage Closets.

Fire Rated:	Provide self-closing fire rated door and frame assemblies as required per plan.

8.2	Entry/Exit Hardware: Heavy duty mortise entrance lock 6 pin, keyway C or E. Lever handle. Surface mounted overhead ADA compliant closer with concealed fasteners (no through bolting).

Division 9 (9.1 – 9.9):	Acoustical Ceilings

9.1	Existing ceiling tiles and grid to remain where possible. Where repair or replacement is necessary due to existing damage, demolition or new construction, match existing to create a uniform appearance.

Division 9 (9.10 – 9.19):	Gypsum Board Assemblies

9.10	Contractor to furr out and provide drywall at all columns and exterior perimeter wall if needed. Verify conditions in field.

9.11	Provide (5 +/-) GWB Headers throughout, per plan.

9.12	Contractor to verify existing demising and corridor partition construction. If existing partitions are not full height partitions that go to deck, contractor to upgrade partition to extend from floor to deck and match criteria listed below.

9.13a	1 Hour Rated Insulated Deck to Deck Partition (nominal 5”; fire test: ULC design 465): One layer 5/8” type X gypsum wallboard to each side of 3-5/8” 25 gauge steel studs 16” on center. Tape and spackle. 3-1/2” sound attenuation blanket.
Location: File Room, Provide between tenants and at Server Room if not currently existing.

9.13b	Non-Rated / Non-Insulated Deck to Deck Partition (nominal 5”): One layer 5/8” gypsum wallboard to each side of 3-5/8” 25 gauge steel studs 16” on center. Tape and spackle.
Location: Provide at public corridor, if not currently existing.

9.13c	Non-Rated / Insulated Deck to Deck Partition (nominal 5”): One layer 5/8” gypsum wallboard to each side of 3-5/8” 25 gauge steel studs 16” on center. Tape and spackle. 3-1/2” sound attenuation blanket.
Location: Drug Room, if not currently existing.

9.13d	Non-Rated / Non-Insulated Partition to underside of ceiling grid (nominal 5”): One layer 5/8” gypsum wallboard to each side of 3-5/8” 25 gauge steel studs 16” on center. Tape and spackle. 2” felt strip between top track and ceiling system with continuous plastic zip bead.
Location: All new construction, UNO.

Division 9 (9.20 -2.29):	Resilient Tile Flooring and Wall Base

9.20	Provide two coats of sealer wax on all vinyl composition tile and/or vinyl flooring requiring sealant.

9.20a	Vinyl Composition Tile (VCT):	Armstrong Standard Excelon 12”x 12” 1/8”.
Provide 2-4 colors for pattern to be determined.
Location: File Room, Drug Room
Provide Static Dissipative Tile at Server Room, if not currently existing.

9.20b	Vinyl Base (VB):	Johnsonite 4” cove base at resilient or VCT floor and straight base at carpet. Location: All new construction unless noted otherwise, File Room, Drug Room, Server Room if replacement of floor tile is necessary.

9.20c	Carpet Base (CB):	Patch and repair existing 4” solid carpet base with new to match existing at any damaged locations or due to demolition/new construction.

9.20d	Wood Base:	Patch and repair existing 4” wood base with new to match existing at any damaged locations or due to demolition/new construction. Location: Reception Area.

Division 9 (9.30 – 9.39):	Carpet

9.30	Provide Schluter metal edge at tile/carpet intersection and vinyl reducer strip at carpet / VCT / resilient flooring intersection, typical.

9.31	Carpet installation is to be direct glue-down per manufacturer’s instructions, using minimum joints and seams. Provide color samples & seaming plan. Assume 10% coverage for pattern match.

9.31a	Cut Pile Carpet	Provide Tufted cut pile to match existing at any existing locations where repair or replacement is necessary due to demolition or new construction.

9.31b	Level Loop Carpet	Multi colored tufted graphic loop, to match existing. Location: Provide repair or replacement as necessary to create a uniform, like new appearance.

Division 9 (9.40 – 9.49):	Paint and Wallcovering

9.40	Provide touch up painting allowance for after tenant move in for repairs.

9.41	Contractor to prepare walls as required to receive new finishes.

9.42	All walls receiving wallcovering are to be finished to a level 4 or a level 5 finish per manufacturers instructions.

9.43a	Paint:	Provide one coat of primer and two finish coats of MAB/Duron/F & H or equal eggshell finish wall paint and semi-gloss latex finish door and trim paint.
Location: Throughout entire space.

9.43b	Accent Paint:	Provide accent wall paint of MAB/Duron/F & H or equal. Assume deep tone requiring tinted primer and four finish coats.
Location: Provide on 30% of walls, throughout.

Division 10 (10.1 – 10.9):		Signs

10.1	Landlord to provide building standard entry signage and lobby directory listing as per lease terms.

10.2	GC to provide 4” high Stainless Steel pin-dot lettering or eq. for Signage.
Location: Reception Area.

Division 11:	Equipment

11.1	All furniture workstations and equipment to be provided by tenant and/or tenant’s vender/consultant unless otherwise noted. General contractor to initiate coordination with tenant’s furniture consultant.

11.2	Appliances: Finish: Stainless Steel

Contractor to provide in Lunchroom:	(1) ADA compliant dishwasher,
(1) Countertop Coffee Maker (provide cold water line)
(1) Bottleless Water Dispenser (provide cold water line)
Provide Power/Cold Water Lines as required (if not currently existing and in good condition) for the following tenant supplied appliances in Lunchroom):

(1) Full Size Refrigerator
(1) Countertop Microwave

11.3	Projection Screen:	Provide 8’x 6’ recessed motorized projection screen with wall control switch by Da-Lite or equal and ceiling mounted projector.
Location: Existing Large Conference Room.

Division 12:	Window Blinds

12.1	Provide 1” horizontal mini-blinds (Bali or equal) on all perimeter windows, if not by landlord.

Division 13 (13.1 – 13.9):	Fire Detection and Alarm Systems

13.1	Provide, install and modify life safety items including but not limited to exit signs, emergency lighting, horns, strobes, fire alarm systems, smoke detectors, etc. as required to be compliant with all current and applicable codes. Location diagram is to be provided to D2 Solutions prior to installation. Contractor is responsible for coordination and connection of all such items to the building’s main monitoring panel(s).

13.2	Existing annunciation system is to remain operable during construction & demolition phases. Maintain operable fire detection and alarm system during all phases.

Division 13 (13.10 – 13.19):	Fire Suppression and Sprinkler Systems

13.10	Fire Extinguishers:	Install 5 pound ABC fire extinguisher (or building standard) with semi-recessed cabinet every 4,000 square feet and in Lunchroom, if existing is not in good working order. Locate with local fire marshal approval.

13.11	Sprinklers:	Provide branch and distribution sprinkler piping from base building mains and provide semi-recessed sprinkler heads, to match existing, to meet requirements of NFPA 13 and local codes. Assume a minimum of 30% existing heads to be relocated to accommodate plan.

13.12	FM200:	Provide FM200 and pre-action suppression system. Unit to be tied into building emergency system. Provide drain, power, gaskets, seals and signage as required.
Location: File Room.

Division 15 (15.1 – 15.9):	Plumbing Fixtures and Piping

15.1	Sink and Faucet:	Stainless steel ADA compliant sink with gooseneck faucet and wrist blades.
Location: Provide at Lunchroom only if existing sink is not in good working order or does not meet code requirements.

15.2	Water Purification:	Provide water purification system at each sink location and point of source heater, only if existing system is not currently existing or in good working order. Run all water lines through purification system prior to final connection to dishwasher, coffee maker, icemaker, refrigerator, etc.

15.3	Water Lines:	Install cold water lines with shut off valve for Refrigerator, Coffee Maker, and Bottleless Water Dispenser, only if existing lines are not currently existing or in good working order. Contractor responsible for connecting any required lines to the appliances and ensuring proper delivery of water.

15.4	Water Heaters:	Contractor to provide a separate water heater at all sink locations, including but not limited to Lunchroom (only if not currently existing and in good working order). Water heater to be located in either a base cabinet or above the ceiling. In the event water heater is above the ceiling, contractor is to provide drip pan and water detection device as required by building owner.

Division 15 (15.10 – 15.19):	Heating, Ventilation and Air Conditioning

15.10	Contractor is responsible for the design build of all mechanical, electrical and plumbing, sprinkler and life safety including the certified professional engineered services as required unless otherwise noted.

15.1 1	Dedicated HVAC:	Provide dedicated HVAC unit tied to thermostat for 24 hour / 7 day operation. Allow sufficient BTU’s of cooling based on size of room and to provide constant temperature of 69 degrees Fahrenheit. Unit to be tied to tenant’s security system and either be supplemental to the building system, or augment the building system in the event of a shut down after hours or during weekends. Contractor to indicate in writing the type of unit priced and assumed tonnage. Location: Server Room, if not currently existing

15.12	Thermostat:	Provide separate thermostat control for dedicated HVAC unit(s).

15.13	Exhaust Fans:	Provide exhaust fan with solid speed control switch in rooms greater than 200 square feet and
Locations: Lunchroom, if not currently existing.

15.14	Diffusers:	Contractor to assume 30% of diffusers to be relocated to accommodate plan, typical.

15.15	Returns:	Boot returns in rooms with sound insulation.

15.16	Dampers:	Provide fire-rated dampers at all fire-rated partitions.

Division 16 (16.1 – 16.9):		Wiring Devices and Electrical Requirements

16.1	Provide separate electrical panel for Server Room, if required and not currently existing

16.2	Provide any additional electrical panels required to realize plan.

16.3	All receptacles and cover plate colors To Match Existing, uno.

16.4	Hardwire new electric hot water heaters (if required) per note 15.4

16.5	All existing receptacles to remain, uno. Provide new only as listed below and if not currently existing within space (in like new condition and good working order). Receptacles as indicated:

16.5a Duplex receptacle: 20 amp		2 per office
2 per storage room
3 per Copy/Mail/Supply Counter
1 per 30 LF or as required by local code in general open area and corridors

16.5b Duplex receptacle: 20 amp Dedicated		1 per Copier, Refrigerator, Microwave and Coffee Maker
1 for tenant security system; Phone system
3 at Server Room

16.5c Duplex receptacle: 30 amp Dedicated Isolated Ground		5 for Server Room

16.5d Flush mount floor core: with power/voice/data		1 in Existing Large Conference Room
1 in Conference Room

16.5e Power Feed:	1 per cluster of (4) workstations
Provide wall poke thru as required.
(Assume systems furniture utilizes a 4 circuit, 8 wire configuration. Provide (4) 20 amp circuits at each feed location typical. Provide conduit as required.)

16.5f A/V Power	Provide power in ceiling for ceiling mounted projector, provide appropriate power for projection screen, provide 1/2” conduit run from flush mount floor cores under table (at center of room) to wall, stub up to ceiling for ceiling mounted projector.
.	Location: Existing Large Conference Room.
Division 16 (16.10 – 16.19): Interior Lighting
16.10 All existing fixtures to remain, uno. Where fixtures are designated (or assumed) to remain, Contractor to assume 20% to be relocated to accommodate plan. clean, repair and relamp all fixtures as required.
16.11 All open area lighting to be tied to contactors.
16.12 Lighting as indicated:
16.13a 2’ x4’ Lay-In Parabolic: (3) T-8 tube fluorescent (18) cell parabolic fixture with electronic ballast and clean air supply and return, to match existing.
Location: Provide 1 per 80 square feet for open areas and corridors and 1 per 60 square feet for offices/enclosed rooms only where repair or replacement is necessary.
16.13b Undercabinet Fluorescent: Alkco Solid Front “Little Inch”, hard wired to separate switch in room. Provide along full length of wall cabinets.
Location: Lunchroom, Copy/Mail/Supply Area, Copy Area, if undercabinet lighting does not currently exist or is not in good working order.
Division 16 (16.20 – 16.29): Voice and Data Systems
16.20 Tenant’s voice/data vendor to provide all voice/data cabling and devices. Contractor to provide back boxes and pull lines for voice/data receptacles and coordinate with tenant’s vendor as required.
16.21 Any Data cabling running below floor is to run in protective conduit
16.22 All receptacles to be building standard device and cover plate color: To Match Existing, uno.
16.23 All existing receptacles to remain, uno. Provide new only as listed below and if not currently existing within space (in like new condition and good working order). Contractor to provide bad box and pull string as follows:
1 per Office
2 per Office greater than 200 square feet
1 per Conference Room
1 per Storage/Work Room
3 per Copy/Mail/Supply Area
2 per Reception Area
1 per cluster of (4) workstations
Assume (1) voice data per workstation; consisting of (2) voice and (2) data lines per location, cat 6 wiring. Contractor to determine quantity required and size poke thru accordingly.

16.24 Voice/Data feed:	1 per cluster of (4) workstations.

ALTERNATE PRICING:

1.	Provide Add Alternate for: Demolition of existing millwork in Lunchroom and replacement with new millwork (in lieu of existing millwork to remain):

25” deep self edge plastic laminate countertop and backsplash. Flush overlay plastic laminate cabinets with concealed hinges and 6” metal pulls (allocate $5.00 per pull, material cost) an MCP interiors. Base cabinets 34” high with (1) adjustable shelf and (1) drawer. Wall cabinets 30’ high x 12” deep (2) adjustable shelves. Stainless steel ADA compliant sink with gooseneck faucet and wrist blades. Provide ADA compliant 40” wide base cabinets with integral kick base at sink locations.

2.	Provide Add Alternate for: Demolition of existing millwork in Copy/Mail/Supply and Copy Area and replacement with new millwork (in lieu of existing millwork to remain):

25” deep self edge plastic laminate countertop scribe at edges. Flush overlay plastic laminate cabinets with concealed hinges and 6” metal pulls (allocate $5.00 per pull, material cost) and MCP interiors. Base cabinets with (1) adjustable shelf and (1) drawer. Wall cabinets 30” high x 12” deep (2) adjustable shelves.

3.	Provide Add Alternate for: Built-in plastic laminate clad Mail Slots (approx. 7’ wide x 4’ high) at Copy/Mail/Supply Area (as indicated on plan), in lieu of tenant provided furniture mail bins.

4.	Provide Add Alternate for: Demolition of existing vinyl wallcovering at rear wall of Reception Area (originally designated to remain) and replacement with new. Provide $1.25/yard allowance (materials only).
Location: 35’ run of wall at rear wall of Reception Area (from floor to ceiling).

SCHEDULE 4
MINIMUM STANDARD TENANT IMPROVEMENTS
OPG Class A Tenant Standards
227 Washington Street
Conshohocken, PA 19428
General Requirements:
All architectural and engineering designs shall confirm to the requirements of the ADA. All new construction and future renovations shall comply with the ADA.
All new construction and future renovations shall be designed and built in full compliance with all local regulations, local zoning ordinances and state building codes. The contractor shall obtain and pay for all applicable permits, including building and occupancy permits.
The information provided herein, and the manufacturers listed, are intended to provide for the minimum quality standard of construction. Substitutions will be entertained but must be approved, in writing by the landlord prior to their installation.
General Conditions:
A.	Partitions All partitions will be sheet rocked, taped, spackled and sanded. Wall finishes shall be included in tenant scope of work.

1.	Type 1 — Tenant Partition at Public Corridor- 1 Hour rated
Walls to be constructed of 3-5/8” wide, 25 gauge steel studs at 16” on center with one layer of 5/8” TYPE X gypsum wallboard each side with fiberglass batt insulation full height. Wallboard finish to be fire taped and sealed. Height of partition to underside of structure above.

2.	Type 2 — Tenant Demising Partition Same as Type 1.

3.	Type 3 — Building Standard Interior Partition
Walls to be constructed of 3-5/8” wide, 25-gauge steel studs at 16” on center with one layer of 5/8” gypsum wallboard each side, height to underside of acoustical tile ceiling (or match existing height). Gypsum wallboard detail at ceiling to be double row foam tape at top runner with continuous metal casing bead (USG# 200-B) having spackled finish.

4.	Type 4 – Building Standard Interior Partition — Extending Height
Same as Type 3, except partition (studs and gypsum wallboard) shall penetrate acoustical tile ceiling, to a height of approximately six inches (6”) above ceiling.

5.	Type 5 – Building Standard Perimeter Wall
Same as Type 3, except partition (studs and gypsum wallboard) shall extend to a height of approximately six inches (6”) above window frame with fiberglass batt insulation full height.

6.	Type 6 – Building Standard Column Enclosure Same as Type 3, except partition (studs and gypsum wallboard) shall extend to a height of approximately six inches (6”) above ceiling.

B.	Suspended Acoustical Ceilings Shall be 24” x 24” slim line grid with 24” x 24” Tegular acoustical tiles.

Lighting
Three tube 2’x4’ 277V fluorescent fixture with deep dish parabolic lens at an allowance of one fixture per (80) square feet of rentable area.
C.	Doors, Frames, and Hardware

1.	General

Doors:	All doors to be solid core birch veneer with two coats stain and two coats clear, satin polyurethane or comparable paint coverage.
Frames:	All frames to be Knock Down metal door frames with 2” face width.
Hardware:	Satin chrome (or match existing) lever Schlage or comparable.
Quantities:	Interior Doors shall be calculated at one (1) per 850 RSF.
2.	Suite Entry — 1 Hour Rated Building Standard-Single Door: Shall be 3’-0” W x 8’-0“H x 1-3/4” solid core door Hardware: Satin chrome (or match existing) lever Schlage or comparable.

Building Standard-Double Door: 1 Hour Rated Same as single door above, except with a pair 3’-0” wide doors. Hardware: Satin chrome (or match existing) lever Schlage or comparable.

3.	Interior Tenant Doors – Not Rated

Building Standard-Single Door: Shall be 3’-0“W x 8’-0“H x 1-3/4” solid core door. Hardware: Satin chrome (or match existing) lever Schlage or comparable.

Building Standard-Double Door: Same as single door above, except with a pair 3’-0” wide doors. Hardware: Satin chrome (or match existing) lever Schlage or comparable.

D.	Painting

1.	General Paint products shall be as manufactured by Sherwin Williams or equal.

2.	Paint Finish Type A — Walls For application to gypsum wallboard or plaster, shall be flat finish/latex base. Prime Coat: Prep Rite 200 Second and Third Coat: Pro Mar 200 flat

3.	Paint Finish Type B — Door Frames
For application to metal door frames, shall be Sherwin Williams or equal, semi-gloss finish/alkyd base.
Prime Coat:                               All surface oil white
Second and Third Coats: Pro Mar semi-gloss or all surface enamel oil

E.	Carpeting
All leased office floor area shall be one color glue down, 30 oz. Cut pile or 26 oz. Level loop carpet in color as selected by the Tenant from samples provided by Landlord. 4” Vinyl Cove Base shall be installed at all vertical faces in selected color.
Electrical
Tenant sub-panel shall be 480/277V. Circuit breakers and panels are at tenant’s sole cost and expense.
1.	Provide one outlet per each one hundred (100) SFRA in offices.

2.	Provide one outlet per 30 linear feet of corridor wall

3.	Provide one circuit per 2 workstations

4.	Provide single pole wall switches in quantity of one per building standard door opening or not to exceed (1) per 400 Rentable Square Feet.
Sprinkler
See base building core and shell specifications. Additional heads necessary to satisfy code and turning heads down are a tenant improvement cost, all heads to be centered in acoustical ceiling tiles.
Window Treatments
Tenant to provide the installation of 1” aluminum, horizontal miniblinds on all exterior windows to match building standard. Miniblinds shall be by Levlor, Graber, Bali or Hunter-Douglas, color to be determined.
Signage
See base building core and shell specifications.
Fire Extinguishers and Cabinets
Tenant to provide fire extinguisher cabinets within tenant space, in quantity and location per code and local fire marshal. Cabinets shall be painted steel, as manufactured by Larson, model 2409-RI with vertical duo or approved by Landlord in writing equal. Cabinet color to be white, cabinet to contain 5# ABC fire extinguisher.

Fire Alarm
Base building shall have an addressable fire alarm system capable of expansion into tenant’s demised space, see base building core and shell specifications. Tenant work shall include installation of smoke detectors, voice evacuation speakers, audible and visual devices and additional pull stations as required by NFPA, ADA and local fire codes. Tenant to pay cost of connecting to the building fire alarm panel by the building fire alarm vendor.
Voice and Data
Tenant shall coordinate and pay for the installation of all telephone/data wiring required within the demised premises. Work to be performed at time convenient with landlord’s work.
HVAC
See base building core and shell specifications.
Alternates
See tenant fit out plan.

EXHIBIT D
BUILDING HOLIDAYS
* NEW YEAR’S DAY *
* MEMORIAL DAY *
* INDEPENDENCE DAY *
* LABOR DAY *
* THANKSGIVING DAY *
* CHRISTMAS DAY *

EXHIBIT E
JANITORIAL SPECIFICATIONS
TENANT SPACES:
Daily — Night time coverage Monday through Friday.
1.	Empty waste receptacles, wipe clean and wash when necessary.

2.	Bag and remove all waste from receptacles.

3.	Replace trash liners as necessary.

4.	Empty and damp wipe all ash trays.

5.	Dust mop all composition floor surfaces.

6.	Dust ledges and other horizontal surfaces within 72” high including cabinets and telephones.

7.	Dust horizontal surfaces of desks, chairs, tables and other office furniture.

8.	Dust baseboards as necessary.

9.	Thoroughly vacuum carpeted areas moving light furniture except desks, credenzas and file cabinets.

10.	Spot clean minor carpet stains.

11.	Spot clean marks next to light switches, doors and doorframes.

12.	Clean all entrance door frames and glass.

13.	Clean, polish and sanitize all drinking fountains.
Weekly:
1.	Spray and buff composition floor surfaces.

2.	Dust high partition ledges and moldings above 72”.

3.	Damp wipe all telephones using antiseptically treated cloths.

4.	Remove all finger marks from doors, frames, wall partitions and light switches.
Monthly:
1.	Dust Blinds.

2.	Polish all desktops, conference room tables, credenzas – if tops are cleared.
Quarterly:
1.	Vacuum upholstered furniture.

2.	Dust air diffusers and vents.
Annually:
1.	Strip and wax composition floor surfaces.
REST ROOMS:
Daily – Night time coverage Monday through Friday.
1.	Sweep and dust mop floor surfaces.

2.	Wet mop floor surfaces with disinfectant.

3.	Dust horizontal surfaces within reach.

4.	Empty all waste and sanitary containers.

5.	Damp wipe, clean and refill all dispensers of soap, paper products and feminine products.

6.	Clean and polish all dispensers.

7.	Clean and polish mirrors, frames.

8.	Clean, disinfect and deodorize all lavatory fixtures (toilet seat on both sides).

9.	Clean and polish metal fixtures.

10.	Remove gum, tar and other foreign substances from floor surfaces.

11.	Report all mechanical deficiencies, dripping faucets, stopped up soap dispensers and toilets to building manager.
Weekly:
1.	Dust and wipe clean all partitions, dispensers, and receptacles, tile walls and wallpapered walls in all lavatories and restrooms.

2.	Clean and disinfect inside of waste and sanitary containers.

3.	Clean and polish chrome fixtures under wash basins.

4.	Wipe clean all shower walls, floors and doors.

Monthly:
1.	Full wash privacy partitions, doors, walls and tile walls and enamel surfaces.

2.	Machine scrub all restroom floors.

3.	Do all high dusting.
Quarterly:
1.	Dust diffusers and vents.
ELEVATORS:
Daily — Night time coverage Monday through Friday.
1.	Vacuum all carpeted floor surfaces.

2.	Dust mop all composition floor surfaces.

3.	Wet mop all composition floor surfaces.

4.	Spot clean carpet stains.

5.	Clean and vacuum elevator door tracks.

6.	Clean and polish both sides of elevator doors.

7.	Clean vertical surfaces.

8.	Dust all horizontal surfaces.

9.	Remove gum, tar and other foreign substances from floors.

10.	Report any problems, lights out, elevator between floors, etc., to the building manager.
Two (2) TIMES PER WEEK:
1.	Clean and polish all metal work.

2.	Clean and polish all woodwork.
Weekly:
1.	Scrub and refinish composition floor.

2.	Dust ceiling fans, vents, and lights.
Monthly:

1.	Shampoo carpet floors – more frequently if necessary.
STAIRWAYS:
Daily — Night time coverage Monday through Friday.
1.	Remove all trash.

2.	Polish stairs.

3.	Spot mop spillage.

4.	Remove gum, tar, and other foreign substances from floor.
Weekly:
1.	Dust horizontal surfaces within reach.

2.	Wet mop stairs.

3.	Dust handrails.

4.	Spot clean floors.

5.	Sweep and damp mop stairs.
Monthly:
1.	Spot clean wall surfaces within reach (under 72”).

2.	Scrub stairs and landings as necessary.
LOBBY ENTRANCES AND HALLWAYS:
Daily – Night time coverage Monday through Friday.
1.	Empty all waste containers and replace liners.

2.	Spot clean exterior surfaces of waste containers.

3.	Empty and clean all ashtrays and cigarette urns.

4.	Sanitize and polish water fountains.

5.	Dust all horizontal surfaces within reach (under 72”).

6.	Vacuum carpeted floor surfaces.

7.	Spot clean minor carpet stains.

8.	Remove gum, tar and other foreign substances from door.

9.	Clean all glass areas.

10.	Clean all metal surfaces

11.	Spot clean wall surfaces within reach (under 72”).

12.	Clean entrance glass, front and rear lobbies.

13.	Remove all finger marks from chrome and glass — inside and out.

14.	Dust all sills and trim.

15.	Maintain janitor closets in a neat and orderly condition.

16.	Sweep; dust granite or aggregate floors.

17.	Damp mop all non-carpeted floors.

18.	Weekly:

19.	Buff non-carpeted floors and base.
MONTHLY:
1.	Scrub and re-coat floors where necessary.
ANNUALLY:
2.	Strip and re-coat floors where necessary.

EXHIBIT F
RULES AND REGULATIONS
1. OBSTRUCTION OF PASSAGEWAYS: The sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors and public parts of the Building shall not be obstructed or encumbered by Tenant or used by Tenant for any purpose other than ingress and egress. If the Premises are situated on the ground floor with direct access to the street, then Landlord shall, at Landlord’s expense, keep the sidewalks and curbs directly in front of the Premises clean and free from ice, snow and refuse.
2. WINDOWS: Windows in the Premises shall not be covered or obstructed by Tenant. No bottles, parcels or other articles shall be placed on the window sills, in the halls, or in any other part of the Building other than the Premises. No article shall be thrown out of the doors or windows of the Premises. In order to maintain a uniform exterior appearance, window treatments shall be kept in a down position at all times.
3. PROJECTIONS FROM BUILDING: No awnings, air-conditioning units, or other fixtures shall be attached to the outside walls or the window sills of the Building or otherwise affixed so as to project from the Building, without prior written consent of Landlord.
4. SIGNS: No sign or lettering shall be affixed by Tenant to any part of the outside of the Premises, or any part of the inside of the Premises so as to be clearly visible from the outside of the Premises, without the prior written consent of Landlord. However, Tenant shall have the right to place its name on any door leading into the Premises the size, color and style thereof to be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.
5. FLOOR COVERING: Tenant shall not lay linoleum or other similar floor covering so that the same shall come in direct contact with the floor of the Premises. If linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall first be fixed to the floor by a paste or other material that may easily be removed with water, the use of cement or other similar adhesive material being expressly prohibited.
6. LOCKS: Tenant, before closing and leaving the Premises, shall ensure that all windows are closed and entrance doors locked.
7. CONTRACTORS: No contract of any kind with any supplier of towels, water, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish, garbage, or other like service shall be entered into by Tenant, nor shall any extraordinarily heavy machine of any kind be installed in the Building or the Premises without the prior written consent of Landlord. Tenant, at Tenant’s sole cost and expense, shall contract directly with a janitorial service provider to provide janitorial services to the Premises.
8. PROHIBITED ON PREMISES: Except as permitted in the Lease, Tenant shall not conduct, or permit any other person to conduct, any auction upon the Premises, manufacture or store goods, wares or merchandise upon the Premises without the prior written approval of

Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of his business, permit the Premises to be used for gambling, make any unusual noises in the Building, permit to be played musical instrument on the Premises, permit any radio to be played, or television, recorded or wired music in such loud manner as to disturb or annoy other tenants, or permit any unusual odors to be produced on the Premises. Tenant shall not permit any portion of the Premises to be occupied as an office for a public stenographer or typewriter, or for the storage, manufacture, or sale of intoxicating beverages, narcotics, tobacco in any form or as a barber or manicure shop. Canvassing, soliciting and peddling in the Building and the Premises are prohibited and Tenant shall cooperate to prevent the same. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.
9. PLUMBING AND ELECTRIC FACILITIES: Plumbing facilities shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or other substances of any kind shall be thrown into them. Waste and excessive or unusual amounts of electricity or water is prohibited.
10. MOVEMENT OF FURNITURE, FREIGHT OR BULKY MATTER: The carrying in or out of freight, furniture or bulky matter of any description must take place during such hours as Landlord may from time to time reasonably determine and only after advance notice to the superintendent of the Building. The persons employed by Tenant for such work must be reasonably acceptable to Landlord. Tenant may, subject to these provisions, move freight, furniture, bulky matter, and other material into or out of the Premises on Saturdays between the hours of 9:00 a.m. and 1:00 p.m., provided Tenant pays additional costs, if any, incurred by Landlord for elevator operators or security guards, and for any other expenses occasioned by such activity of Tenant. If, at least three (3) days prior to such activity, Landlord requests that Tenant deposit with Landlord, as security of Tenant’s obligations to pay such additional costs, a sum of which Landlord reasonably estimates to be the amount of such additional cost, Tenant shall deposit such sum with Landlord as security of such cost. There shall not be used in the Building or Premises, either by Tenant or by others in the delivery or receipt of merchandise, any hand trucks except those equipped with rubber tires and side guards, and no hand trucks will be allowed in the elevators without the consent of the superintendent of the Building.
11. SAFES AND OTHER HEAVY EQUIPMENT: The Building is designed to normal building standards for floor-loading capacity. Tenant shall not use the Premises in such ways which, in Landlord’s judgment, exceed such load limits. Landlord reserves the right to prescribe the weight and position of all safes and other heavy equipment so as to distribute properly the weight thereof and to prevent any unsafe condition from arising.
12. ADVERTISING: Landlord shall have the right to prohibit any advertising by Tenant mentioning or referencing the Building or the Property which in Landlord’s reasonable opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
13. PARKING: Tenant and its employees shall park their cars only in those portions of the parking area designated by Landlord.
— END —

EXHIBIT G
ESTOPPEL CERTIFICATE
TO: [ Landlord or Tenant ] pursuant to that certain Lease Agreement (the “Agreement”) dated                              , 2007, by and between NuPathe, Inc. and Washington Street Associates II, L.P. (“Landlord”).
     1. The undersigned is the [landlord / tenant] under that certain Office Space Lease dated                     , 2007, by and between Landlord and Tenant (the “Lease”), covering a portion of those certain premises commonly known and designated as
                                         , Pennsylvania, consisting of approximately 11,075 rentable square feet (the “Premises”). A true, complete and correct copy of the Lease is attached hereto as Exhibit “A”.
     2. The Lease has not been modified, changed, altered or amended in any respect (except as indicated following this sentence) and is the only lease or agreement between the undersigned and the [Tenant / Landlord] affecting the Premises. If none, state “none”.

     3. The undersigned has made no agreements with [Tenant/Landlord] or its agents or employees, which are not described in the Lease concerning free rent, partial rent, rebate of rental payments or any other type of rental concession with respect to the Lease (except as indicated following this sentence). If none, state “none”.

     4. Tenant accepted possession of the Premises on                     , 200     , currently occupies the Premises and has been open for business since                     , 200     . The current term of the Lease began on                      200     . The current term of the Lease will expire on                     , 200     . No rent payable pursuant to the Lease has been prepaid for more than one (1) month, and no monies otherwise payable to Landlord under the Lease have been paid in advance of the due date therefor as set forth in the Lease. The Fixed Basic Rent currently being paid under the Lease is $  per month. Future changes to the Fixed Basic Rent are as set forth in the Lease. The undersigned also pays amounts on account of its share of Operating Expenses, as set forth in the Lease, which amounts have been paid to and including                     , 200     .
     5. The Lease is fully valid and enforceable and is currently in full force and effect. Neither Landlord nor Tenant is currently in default thereunder, and all conditions and obligations on the part of [Tenant/Landlord] to be fulfilled under the terms of the Lease have been satisfied or fully performed. Tenant currently has no offset, claim, defense or counterclaim against any rent or other sum payable by Tenant under the Lease or against any other obligation of Tenant under the Lease [if true]. No condition currently exists which with the giving of notice or the passage of time, or both, would constitute a default under the Lease.
     6. Tenant has not suffered any assignment of the Lease or sublet the Premises or any portion thereof, and no person or entity, other than Tenant, has any possessory interest in the Premises or right to occupy the Premises or any portion thereof, except as permitted under the Lease.
     7. Tenant claims no right, title or interest in or to the Premises or right to possession of the Premises, except as tenant under the terms of the Lease. The Lease does not contain and the undersigned does not have any outstanding options or rights of first refusal to purchase the Premises or any portion thereof or the Property of which the Premises are a part, except as otherwise set forth below. If none, state “none”.

     8. No actions, whether voluntary or otherwise, are currently pending against the undersigned under the bankruptcy laws of the United States or any state thereof, and [Landlord/Tenant] knows of no fact or pending or threatened claim or litigation that might result in the insolvency or bankruptcy of [Landlord/Tenant].
     9. All insurance policies required to be maintained by [Landlord/Tenant] under the Lease have been maintained, are currently in full force and effect and all premiums with respect thereto have been paid in full as of the date hereof.
     10. This certification is made to induce                           [to enter into the Agreement] [to provide financing to Landlord/Tenant] knowing that                           is relying upon the truth of this Estoppel Certificate in [entering into the Agreement,] [providing such financing.
Dated this       day of                     , 2007.

LANDLORD/TENANT: , a
By:
Name:
Title:

EXHIBIT H
CONFIRMATION OF LEASE TERM
     THIS MEMORANDUM is made as of the            day of                     , 200     , between Washington Street Associates II, L.P., a Pennsylvania limited partnership with an office at 2701 Renaissance Boulevard, 4th Floor, King of Prussia, PA 19406 (“Landlord”) and NuPathe, Inc., a                                          , with its principal place of business at                                           (“Tenant”), who entered into a lease dated for reference purposes as of                     , 2007 (the “Lease”), covering certain premises located at                     ,                     , Pennsylvania. All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.
     1. The Parties to this Memorandum hereby agree that the date of                     , 200      is the “Commencement Date” of the Term, that the date                     , 2006 is the Rent Commencement Date and the date                      is the expiration date of the Lease.
     2. Tenant hereby confirms the following if true:
          (a) That it has accepted possession of the Premises pursuant to the terms of the Lease;
          (b) That the improvements, including the Landlord Work, required to be furnished according to the Lease by Landlord have been substantially completed;
          (c) That as of the date hereof, there are no offsets or credits against rentals, and the $           Security Deposit has been paid as provided in the Lease;
          (d) That, as of the date hereof, there is no default by Landlord under the Lease and the Lease is in full force and effect.
     3. This Memorandum, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto.
Landlord:

Date Signed:	WASHINGTON STREET ASSOCIATES II, L.P., a Pennsylvania limited partnership
	By:	WASHINGTON STREET ASSOCIATES II
ACQUISITION CORPORATION

By:
		Name:	Richard Heany
		Title:	President

Tenant:

Date Signed:	NUPATHE, INC.
By:
Name:
Title: